                            SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                      1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement

                                          [_]CONFIDENTIAL, FOR USE OF THE
[X]Definitive Proxy Statement                COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14A-6(E)(2))

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                        THE BROOKLYN UNION GAS COMPANY
             -----------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



             -----------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
    22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

[LOGO] BROOKLYN                                  One MetroTech Center
       UNION                                     Brooklyn, New York 11201-3850

THE BROOKLYN UNION GAS COMPANY

NOTICE OF 1996 ANNUAL MEETING OF SHAREHOLDERS,
PROXY STATEMENT,
LONG-TERM PERFORMANCE INCENTIVE COMPENSATION PLAN AND
1995 FINANCIAL STATEMENTS

CONTENTS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

                                                                            Page
                                                                            ----
Annual Meeting of Shareholders.............................................   1
Proposal 1 - Election of Directors.........................................   1
Proposal 2 - Election of Independent Public Accountants....................  11
Proposal 3 - Long-Term Performance Incentive Compensation Plan.............  11
Proposal 4 - Shareholder Proposal as to Cumulative Voting..................  13
Other Information..........................................................  15

LONG-TERM PERFORMANCE INCENTIVE COMPENSATION PLAN.................... APPENDIX A
1995 FINANCIAL STATEMENTS............................................ APPENDIX B

[LOGO] BROOKLYN                                  One MetroTech Center
       UNION                                     Brooklyn, New York 11201-3850

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
FEBRUARY 1, 1996

The Annual Meeting of Shareholders of The Brooklyn Union Gas Company will be held at the office of the Company, One MetroTech Center, Brooklyn, New York, on Thursday, February 1, 1996 at 10 a.m., for the purpose of:

   (1) Electing Directors;

   (2) Electing independent public accountants;

   (3) Seeking the approval of the Long-Term Performance Incentive Compensa-tion Plan;

   (4) Considering and acting upon a shareholder proposal as to cumulative voting; and

   (5) Transacting such other business as may properly come before the meet-ing and any adjournment thereof.

The Board of Directors has fixed the close of business on December 13, 1995 as the record date for the purpose of determining shareholders who are entitled to notice of and to vote at the meeting. In accordance with Section 601 of the Business Corporation Law of the State of New York, shareholders are also ad-vised that a new Section 6 has been added to Article I of the Company's By-Laws which contains certain procedures with respect to the notice required for shareholders to nominate Directors and conduct business at an annual or special meeting.

PLEASE FILL IN, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD WITHOUT DELAY TO CORPORATE ELECTION SERVICES, P.O. BOX 1150, PITTSBURGH, PENNSYLVANIA 15230-0125, EVEN IF YOU EXPECT TO BE PRESENT IN PERSON AT THE MEETING.

                                                ROBERT B. CATELL
                                                President and Chief
                                                Executive Officer

ROBERT R. WIECZOREK
Vice President,
Secretary & Treasurer

Brooklyn, New York 11201-3850
December 28, 1995

                            DIRECTIONS TO METROTECH

PUBLIC TRANSPORTATION       VIA BQE WESTBOUND:         VIA BROOKLYN BRIDGE:

SUBWAY:                     Exit Tillary Street        Exit Adams Street and
The A, F and C IND          and proceed to Jay         proceed to Tillary
trains stop at Jay          Street. Turn left on       Street. Turn left on
Street.                     Jay and proceed one        Tillary and then right
The numbers 2, 3, 4         and a half blocks to       on Jay Street. Proceed
and 5 IRT trains stop       One MetroTech.             to One MetroTech.
at Borough Hall.
The M, N and R BMT          VIA BQE EASTBOUND:         PARKING:
trains all stop at          Exit Tillary Street        The Edison parking
Lawrence Street.            and proceed to Jay         garage is located on
                            Street. Turn left on       the G1 level of
BUSES:                      Jay and proceed one        MetroTech. The
The numbers 25, 26,         and a half blocks to       entrance is accessible
38, 41, 52, 54 and 67       One MetroTech.             from Lawrence Street.
all stop within a                                      Parking is also
reasonable distance         VIA MANHATTAN BRIDGE:      available in the
from the MetroTech          Exit Flatbush Avenue       Edison garage in the
area.                       and take to Tillary        SIAC building. There
                            Street. Turn right on      are also several other
                            Tillary and then left      parking facilities
                            on Jay Street. Proceed     along Jay Street.
                            to One MetroTech.


                    [MAP OF DOWNTOWN BROOKLYN APPEARS HERE]

PROXY STATEMENT

The Brooklyn Union Gas Company
One MetroTech Center
Brooklyn, New York 11201-3850
December 28, 1995

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD FEBRUARY 1, 1996

To the Shareholders of
THE BROOKLYN UNION GAS COMPANY:

Proxies are being solicited on behalf of the Board of Directors of The Brooklyn Union Gas Company for use at the Annual Meeting of Shareholders on February 1, 1996 and any adjournment thereof.

The proxy accompanying this statement, even if executed and returned, may be revoked by the person executing it if it has not yet been exercised. To revoke a proxy, the shareholder must file with the Secretary of the Company either a written revocation or a duly executed proxy bearing a later date.

In addition, any shareholder entitled to vote may attend the meeting and vote whether or not he or she has submitted a signed proxy. All shares represented by proxies which have been duly executed and returned will be voted at the meeting and, where a choice has been specified in the proxies, the shares will be voted in accordance with the specifications so made. In the absence of spec-ifications to the contrary, such proxies will be voted FOR Proposals (1), (2) and (3) and AGAINST Proposal (4).

As of the close of business on December 13, 1995, there were 49,041,509 shares of Common Stock outstanding. Each share is entitled to one vote. Only share-holders of record at that time shall be entitled to notice of and to vote at the meeting except for participants in the Automatic Dividend Reinvestment and Stock Purchase Plan and the Discount Stock Purchase Plan for Employees, who are entitled to vote shares held for their accounts by the agent under each such Plan. Shares held in the names of the trustees under the Employee Savings Plan may be voted by said trustees.

PROPOSAL 1 - ELECTION OF DIRECTORS

Two Directors are to be elected at the Annual Meeting. The nominees for three-year terms expiring in 1999 are Donald H. Elliott and James L. Larocca. Rich-ardson Pratt, Jr. will retire from the Board of Directors as of the Company's 1996 Annual Meeting of Shareholders.

The information provided below with respect to Directors includes: (i) name and age, (ii) the period during which such Director has served as a Director of the Company, (iii) principal occupation and business associations and (iv) commit-tee memberships. Unless otherwise noted, each Director has sole voting power and sole investment power with respect to such shares. No Director or officer owns more than 0.03 percent of the Common Stock. This information has been sup-plied by the Directors and officers. Stock ownership information is as of Sep-tember 30, 1995.

NOMINATED FOR THE TERM EXPIRING IN 1999

                 DONALD H. ELLIOTT, AGE 63, DIRECTOR SINCE 1981

                 Counsel to the law firm of Hollyer Brady Smith Troxell Bar-rett Rockett Hines & Mone LLP

                 Trustee, Independence Community Bank Corp., WNET (Channel 13) and Long Island University; Director, Independence Savings Bank; Honorary Member, New York Chapter of the American In-stitute of Architects.
   [PHOTO]
                 Mr. Elliott was associated with the law firm of Webster & Sheffield from 1957 until 1965 and was a Partner from 1973 until 1991. From 1966 to 1973, he was Counsel to the Mayor of the City of New York and then Chairman of the New York City Planning Commission. Mr. Elliott was a Partner in the law firm of Mudge Rose Guthrie Alexander & Ferdon from 1991 until 1995, when he became counsel to Hollyer Brady Smith Troxell Barrett Rockett Hines & Mone LLP.

Chairman, Audit Committee; Member, Organization and Nominating Committee and Executive Committee.


                 JAMES L. LAROCCA, AGE 52, DIRECTOR SINCE 1995

                 Lawyer and Consultant

                 Director, European American Bank; Trustee, the Nature Conser-
                 vancy (Long Island Chapter); Chairman, Touro College Law
                 School Board of Visitors and Suffolk County Industrial and
                 Commercial Incentive Board; Member, the Stony Brook Univer-
                 sity Council and Hofstra University School of Business Advi-
                 sory Board. Mr. Larocca previously served as a Director of
   [PHOTO]       Brooklyn Union from March 1992 through September 1993.

                 Mr. Larocca served as the first Energy Commissioner of New
                 York State and Chairman of the State's Energy Research and Development Authority from 1977 to 1983. He served as Trustee of the New York Power Authority from 1982 to 1989. Mr. La-rocca was appointed Commissioner of Transportation of the
State of New York in 1983 and remained in that position until 1985. He served as President and Chief Executive Officer of the Long Island Association, Inc. from 1985 to 1993 and as a Partner in the law firm of Cullen and Dykman from October 1993 to September 1995.

Mr. Larocca currently practices law privately and is a consultant to Cullen and Dykman which serves as the Company's general counsel. It should be noted that Mr. Larocca's current relationship with Cullen and Dykman is independent of his responsibilities as a Director of the Company. During the fiscal year ended September 30, 1995, total legal fees paid by the Company and its subsidiaries to Cullen and Dykman amounted to approximately $5,024,500.

Member, Organization and Nominating Committee (effective October 25, 1995).

DIRECTORS WHOSE TERMS EXPIRE IN 1997

                 ANDREA S. CHRISTENSEN, AGE 56, DIRECTOR SINCE 1980

                 Partner in the law firm of Kaye, Scholer, Fierman, Hays &
                 Handler

                 Director, American Arbitration Association.

                 Mrs. Christensen joined Kaye, Scholer, Fierman, Hays & Han-dler in 1968 and has been a Partner since 1976. Mrs. Christensen was previously an associate with the law firm of Kelley Drye & Warren.
   [PHOTO]
                 Mrs. Christensen is also an adjunct associate professor at the New York University School of Law.

                 Chairman, Organization and Nominating Committee; Member, Au-dit Committee and Executive Committee.


                 ALAN H. FISHMAN, AGE 49, DIRECTOR SINCE 1989

                 Managing Partner, Columbia Financial Partners, L.P. (private investment company)

                 Director, Brooklyn Academy of Music; Member, Executive Committee of the Brown University Annual Fund.

   [PHOTO] Mr. Fishman joined Chemical Bank in 1969. He was named Chief Financial Officer in 1979 and was promoted to Senior Execu-tive Vice President responsible for Chemical's Investment Banking activities worldwide in 1983. He became affiliated with Neuberger & Berman in 1988 and was responsible for an investment partnership. He joined American International Group, Inc. in 1989 as a Senior Vice President and became President of AIG Financial Services Group. He joined the firm of Adler & Shaykin in 1990 as a Managing Partner and, in 1992, Mr. Fishman formed the firm of Columbia Financial Part-ners, L.P. in which he is a Managing Partner.

Member, Organization and Nominating Committee; Alternate Member, Executive Committee.

                 JAMES Q. RIORDAN, AGE 68, DIRECTOR SINCE 1991

                 Retired Vice Chairman and Chief Financial Officer, Mobil
                 Corp.

                 Director, Dow Jones & Co., Inc., Tri-Continental Corporation and Public Broadcasting Service; Director/Trustee of the
   [PHOTO] mutual funds in the Seligman Group of investment companies; Trustee, Committee for Economic Development and The Brooklyn Museum; Member, Policy Council of the Tax Foundation.

                 Mr. Riordan joined Mobil Corp. in 1957 as Tax Counsel. He was named a Director and Chief Financial Officer in 1969. He be-came Vice Chairman in 1986 and retired from Mobil Corporation in 1989. Mr. Riordan joined Bekaert Corporation in 1989 and was elected its President. He retired from Bekaert Corpora-tion in 1992.

Member, Audit Committee; Alternate Member, Executive Committee.

DIRECTORS WHOSE TERMS EXPIRE IN 1998

                 ROBERT B. CATELL, AGE 58, DIRECTOR SINCE 1986

                 President and Chief Executive Officer, The Brooklyn Union Gas Company

                 Trustee, Brooklyn Botanic Garden, Brooklyn Law School, Inde-pendence Savings Bank and Kingsborough Community College Foundation, Inc.; Chairman and Director, Alberta Northeast
   [PHOTO] Inc., Boundary Gas, Inc. and Business Council for a Sustain-able Energy Future; Chairman, Energy Association of New York State, New York City Commission on the Redevelopment of Naval Station New York and New York City Partnership Borough Initiatives Group; Director and Past Chairman, American Gas Association; Director, Brooklyn Academy of Music (ex-officio), Brooklyn Bureau of Community Service, Brooklyn Pub-lic Library, The Business Council of New York State, Inc., Empire State Business Alliance, Gas Research Institute, New York City Investment Fund, New York City Partnership and New York State Energy Research and Development Authority; Member, Brooklyn

Chamber of Commerce Executive Committee, CCNY School of Engineering Advisory Board, Chemical Bank Regional Advisory Board, Committee for Economic Develop-ment, Council for Environmental Quality, Downtown Brooklyn Development Associa-tion, Heartshare for Human Services Advisory Board, Mayor's Private Sector Com-mittee on Information Technology, Natural Gas Council, New York City School Chancellor's Commission on Education Standards and Accountability, New York Gas Group, New York Professional Engineers Society and Society of Gas Lighting Ex-ecutive Committee.

Mr. Catell has been with Brooklyn Union since 1958 and an officer since 1974. He was elected Vice President in 1977, Senior Vice President in 1981 and Execu-tive Vice President in 1984. He was elected Chief Operating Officer in June 1986 and President in January 1990. He has served as President and Chief Execu-tive Officer since June 1991.

Member, Executive Committee.


                 KENNETH I. CHENAULT, AGE 44, DIRECTOR SINCE 1988

                 Vice Chairman, American Express Company

                 Director, Arthur Ashe Institute for Urban Health, Junior Achievement of New York, National Collegiate Athletic Associ-
   [PHOTO] ation, NYU Medical Center and Quaker Oats Company; Member, Bowdoin College Board of Overseers and Council on Foreign Re-lations.

                 Mr. Chenault joined American Express Company in 1981 as Di-rector of Strategic Planning. He was named President of the Consumer Card Group in 1989 and President of the Travel Re-lated Services Company in the U.S. in 1993 with responsibil-ity for the Consumer Card Group, Consumer Financial Services, Travel Services Group and Establishment Services. He was named Vice Chairman of American Express Company in January 1995 and assumed the additional responsibility for Travel Re-lated Services International in April 1995.

Prior to joining American Express, Mr. Chenault was a management consultant with Bain & Co. and an associate with the law firm of Rogers & Wells.

Member, Organization and Nominating Committee and Executive Committee.

                 EDWARD D. MILLER, AGE 55, DIRECTOR SINCE 1993

                 President, Chemical Banking Corporation and Chemical Bank

                 Trustee, Pace University and New York Blood Center; Past President and current Member, Board of Directors and Gov-erning Council of the New York State Bankers Association; Member, The Bankers Roundtable and the Executive Committee of
   [PHOTO] We Care About New York, Inc., Executive Council of the Inner-City Scholarship Fund; General Campaign Chairman, New York Blood Services.

                 Mr. Miller is President and a Director of Chemical Banking Corporation and of its flagship subsidiary, Chemical Bank. The present Chemical Banking Corporation came into being on December 31, 1991, through the merger of Manufacturers Hano-ver Corporation and Chemical Banking Corpora-
tion. Prior to the merger, Mr. Miller had been Vice Chairman of Manufacturers Hanover Corporation and Manufacturers Hanover Trust Company, positions he had held since 1988. After the merger he became Vice Chairman of Chemical Banking Corporation, assuming his current position on January 1, 1994.

Before his election to Vice Chairman of Manufacturers Hanover Corporation, Mr. Miller had been sector Executive Vice President for retail banking. Since 1982, he has been a member of the Management Committee, the corporation's highest policy-making body.

Chemical Bank, whose parent company merged with Manufacturers Hanover Corpora-tion in 1991, has various banking relationships with the Company, including acting as one of four banks which may provide loans to the Company under sepa-rately negotiated lines of credit and acting as indenture trustee for certain tax-exempt bonds as to which the Company has incurred indebtedness. Chemical Bank also is a counter-party on certain hedging transactions on derivative se-curities. It should be noted that the Company's banking relationships with Chemical Bank are completely independent of and pre-dated Mr. Miller serving on the Company's Board of Directors.

Member, Organization and Nominating Committee; Alternate Member, Executive Com-mittee.

SECURITY OWNERSHIP OF DIRECTORS AND CERTAIN EXECUTIVE OFFICERS

The following table sets forth information as of September 30, 1995, with re-spect to the number of shares of Common Stock beneficially owned and/or Common Stock Equivalents owned by the Directors and certain executive officers of the Company.

                  Total of Common     Common
                  Stock Beneficially  Stock Beneficially Common Stock
Name              Owned & Equivalents Owned              Equivalents(1)
----              ------------------- ------------------ --------------
R.B. Catell       22,862              15,872             6,990(2)
K.I. Chenault      1,544               1,428               116
A.S. Christensen   4,886               4,729               157
D.H. Elliott       1,844               1,687               157
A.H. Fishman       2,564               2,564               --
J.L. Larocca(3)    1,816               1,816               --
E.D. Miller        2,955               2,955               --
R. Pratt, Jr.      3,114               3,114               --
J.Q. Riordan       1,822               1,500               322
H.W. Peter        12,886               9,247             3,639(2)
C.G. Matthews     12,415               8,814             3,601(2)
A.J. DiBrita       5,065               3,378             1,687(2)
V.D. Enright       4,835               3,129             1,706(2)

(1) As indicated in the table, certain of the Directors have elected to have deferred Directors' fees invested in Common Stock Equivalents, which term will include the Performance Shares referred to in the Long-Term Performance Incen-tive Compensation Plan.
(2) As officers and employees of the Company, these individuals are not enti-tled to receive any Common Stock Equivalents under the Directors' Deferred Com-pensation Plan; however, they are participants in the Corporate Incentive Com-pensation Plan.
(3) Mr. Larocca joined the Board on October 1, 1995 and had the indicated own-ership as of September 30, 1995.

On September 30, 1995, the Directors and executive officers, 22 in number, beneficially owned 102,713 shares of Common Stock, less than one percent of the outstanding shares of Common Stock of the Company. In addition, the Direc-tors and executive officers also owned 39,292 Common Stock Equivalents as par-ticipants in either the Directors' Deferred Compensation Plan or Corporate In-centive Compensation Plan. As of September 30, 1995, none of the Company's shares of Preferred Stock was owned beneficially by any Director or executive officer.

BOARD OF DIRECTORS

The Board of Directors held 12 regularly scheduled meetings in fiscal 1995. At the end of fiscal 1995, the Board consisted of eight members, including seven members who were not employees of the Company. On October 1, 1995, Mr. Larocca joined the Board and on February 1, 1996, the Board will again consist of eight members upon Mr. Pratt's retirement. All of the nominees are members of the Board.

During the fiscal year ended September 30, 1995, all of the Directors attended 75 percent or more of all meetings of the Board and committees of which they were members.

COMMITTEES OF THE BOARD

The Executive Committee did not hold any meetings in fiscal 1995. One officer member of the Board serves on this committee. The Executive Committee has au-thority to exercise all powers of the Board between meetings of the Board ex-cept for matters as to which New York law requires that action be taken by the Board, such as the filling of vacancies on the Board, the fixing of compensa-tion of Directors and changes in the By-Laws.

The Audit Committee, all of the members of which are outside Directors, held five meetings in fiscal 1995. Its function is to review and monitor accounting and external financial reporting practices, internal controls, auditing activ-ities and the business practices and ethical standards of the Company. It is responsible for recommending independent public accountants to the Board for election by shareholders.

The Organization and Nominating Committee, all of the members of which are outside Directors, held four meetings in fiscal 1995. It recommends the remu-neration of Directors and officers of the Company, reviews management succes-sion plans and is charged with the responsibility for recommending nominees for election to the Board. As a continuing responsibility, each member of the Board undertakes to search for and to bring to the attention of the Board per-sons qualified to serve as Director. Any shareholder who wishes to recommend a candidate for election to the Board should contact the Secretary of the Com-pany for information as to the procedure to be followed by shareholders in submitting such recommendation.

DIRECTORS COMPENSATION

Each outside Director is paid an annual Board retainer of $18,000 and a fee of $1,000 for each meeting of the Board or committee attended. In addition, a committee member annual retainer fee of $3,000 is paid to each member of the Audit Committee and the Organization and Nominating Committee. Directors who are employees of the Company receive no compensation in addition to their sal-aries, as members of the Board or for attendance at meetings of the Board or its committees.

The Board of Directors has adopted the Retirement Plan for Outside Directors (Directors who are not entitled to receive benefits under the Company's Em-ployees' Retirement Plan). This plan provides retirement benefits to retired or disabled outside Directors for up to ten years depending on length of serv-ice, and is conditioned upon the recipient's availability to consult with the Company and render it advice. Amounts Directors receive under this plan may not exceed the amount of the current annual Board retainer paid to present Di-rectors, for a maximum of ten years. Currently, Mr. Byron W. Cain and Mr. Wil-bur A. Levin are receiving benefits under this plan.

The Board of Directors has adopted a new compensation plan to directly and further align the Directors' financial interests with those of the Company's shareholders that requires all outside Directors to invest a minimum of 40 percent of their compensation as Directors in the Company's Common Stock and/or Common Stock Equivalents through the Directors' Deferred Compensation Plan which investment, if in Common Stock Equivalents, may be deferred at the Director's election, as set forth below. Under this plan, the outside Direc-tors may elect to defer all or a portion of their compensation. Deferred amounts will, at the Director's option, either be credited to an interest-bearing account or invested in Common Stock Equivalents at the market price of the shares of Common Stock on the last day of the month. Deferred amounts will be payable in cash, upon retirement, either in a lump sum or in the number of annual installments specified by the Director.

EXECUTIVE COMPENSATION

ORGANIZATION AND NOMINATING COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Organization and Nominating Committee of the Board of Directors, composed of five independent, non-employee Directors, administers the executive compensation program. The members of the Organization and Nominating Committee during fiscal 1995 were Mrs. Christensen and Messrs. Chenault, Elliott, Fishman and Miller. None of such members is or has been an officer or employee of the Company or any of its subsidiaries. After review and approval by the Committee, all issues relating to executive compensation are submitted to the entire Board for approval.

The philosophy of the Company as it relates to executive compensation is that the Chief Executive Officer and other executive officers should be compensated at competitive levels to attract, motivate, and retain talented employees. In this connection, the Organization and Nominating Committee reviews compensation data from the national and regional utility marketplace in order to assist in its decision-making. There is a direct link to strategic financial measures and shareholder value for Chief Executive Officer compensation. See also a discussion under the heading Corporate Incentive Compensation Plan for additional information relating to all other officers. To achieve this performance linkage, the Company has established the Corporate Incentive Compensation Plan which places increased emphasis on performance-based pay and reduced emphasis on fixed pay in total compensation.

In years when the corporate financial goals are not met, no awards are paid for corporate performance and individual awards are reduced in the Corporate Incentive Compensation Plan. This philosophy ensures that executive compensation is driven by successful business strategy and results-oriented objectives. The Corporate Incentive Compensation Plan awards range from zero percent to a maximum of 30 percent for all officers except the Chief Executive Officer. The Chief Executive Officer's incentive compensation is based solely on corporate and subsidiary performance and will not be paid if financial goals are not met. The maximum payout for the Chief Executive Officer is 27 percent for corporate performance and 10 percent for subsidiary performance.

As a result of the Committee's review of the competitiveness of the Company's total compensation program for executives, the Committee recommended to the Board of Directors that the Company adopt the Long-Term Performance Incentive Compensation Plan to provide longer term, performance driven, equity-based incentive award opportunities directly linked to shareholder value. An independent consulting firm advised the Committee that a majority of the utilities which comprise the Standard & Poor's Utilities Index have implemented longer term compensation programs in addition to annual plans, and that the absence of longer term performance measures could result in a competitive deficiency in the executive compensation program. The Long-Term Performance Incentive Compensation Plan adopted by the Board of Directors, subject to shareholder approval at the Annual Meeting, is comprised of stock options and performance shares, which target the average compensation level for comparable executive positions in shareholder-owned utilities and gas companies nationwide. The Long-Term Performance Incentive Compensation Plan is appended to this proxy statement as Appendix A and the significant features of the plan are described in Proposal 3 herein.

The Committee has carefully considered the impact of Section 162(m) of the Internal Revenue Code regarding the corporate limit to deduct compensation expenses. The Committee has endeavored to ensure that the Long-Term Performance Incentive Compensation Plan meets the requirements to be deductible for Federal income tax purposes. The Committee believes that the Company's executive compensation policies and programs serve the interests of the shareholders and the Company effectively. The various compensation programs are appropriately balanced to provide the motivation for executives to contribute to the Company's overall success and enhance the value of the Company for the shareholders' benefit. The Committee will continue to monitor the effectiveness of the Company's total compensation program to meet the current and future needs of the Company.

                                           ORGANIZATION AND NOMINATING COMMITTEE

                                              Andrea S. Christensen, Chairman
                                              Kenneth I. Chenault
                                              Donald H. Elliott
                                              Alan H. Fishman
                                              Edward D. Miller

SUMMARY COMPENSATION TABLE

The following table indicates the annual compensation for the Chief Executive Officer and the four other most highly compensated executive officers of the Company. This information is for fiscal years ended on September 30, 1995, 1994 and 1993. No executive officer serves pursuant to an employment agreement.

                                              Other Annual
                                              Compensation
Name and Principal         Year    Salary ($) ($)(1)
Position                   ------- ---------- ------------
Robert B. Catell           1995    434,026    152,973
President and Chief        1994    424,000    132,680
 Executive Officer         1993    392,570    134,600

Helmut W. Peter            1995    283,859     90,939
Executive Vice President   1994    281,000     73,358
                           1993    267,333     54,600

Craig G. Matthews          1995    283,859     86,749
Executive Vice President   1994    281,000     72,970
                           1993    267,333     97,876

Anthony J. DiBrita         1995    184,300     50,035
Senior Vice President      1994    177,000     31,204
                           1993    160,933     32,732

Vincent D. Enright         1995    180,193     49,817
Senior Vice President and  1994    172,333     35,249
 Chief Financial Officer   1993    156,183     26,726

(1) Includes primarily amounts awarded for each fiscal year under Brooklyn Union's corporate incentive compensation plans. For Mr. Catell and Mr. Mat-thews, 1993 also includes incentive compensation awarded by a Company subsidi-ary.

Moreover, Mr. Catell and Mr. Matthews have been granted nonqualified stock op-tions under The Houston Exploration Company ("Houston Exploration") 1994 Long-Term Incentive Plan, which options may be exercised to purchase 50,000 and 35,000 shares, respectively, of Houston Exploration, a subsidiary of the Compa-ny. The date of grant for the options was July 1, 1994 and the exercise price for each option was $27.71 per share, which represented their estimated fair market value on the date of grant. No compensation expense was inputed relative to the options. Also, Award Opportunities have been established for Messrs. Catell, Peter, Matthews and Enright under the Gas Energy Inc. ("GEI") Value Creation Incentive Compensation Plan (the "GEI Plan"). The GEI Plan provides an incentive opportunity for key GEI employees and Directors who contribute sig-nificantly to the success and growth of GEI to share in the growth in the value of GEI by allocating to them a share of a Bonus Pool, representing a percentage of the excess of the sale value that may be obtained for GEI over a hurdle value as calculated under the GEI Plan. Allocations of the Bonus Pool were made effective April 1, 1995, in the following percentages: Mr. Catell, 14%; Mr. Pe-ter, 4%; Mr. Matthews, 9%; and Mr. Enright, 4%. Award Opportunities shall be-come fully vested on the earlier to occur of June 30, 1996, and the date of a significant transaction involving GEI. No compensation expense was imputed rel-ative to the Award Opportunities.

CORPORATE INCENTIVE COMPENSATION PLAN

The Board of Directors adopted the Corporate Incentive Compensation Plan (the "Corporate Plan") in fiscal 1989. The Corporate Plan provides incentives to of-ficers and other key employees who, by the nature and scope of their positions, regularly and directly make a significant contribution to the success of the Company in the achievement of goals that are important to the shareholders and customers of the Company. These goals, which are approved each year by the Board of Directors, are intended to improve corporate performance and include objectives which encourage growth in total return, increases in gross margin, improved competitive position, improved customer satisfaction and control of operating expenses. The compensation of executives has been modified by withholding a portion of base salary increases for several years in order to shift part of base salary to incentive awards. Corporate awards will not be made in any year unless the Company (a) attains an approved utility return on equity objective and (b) dividends are increased and do not exceed a certain dividend payout ratio.

Awards will be based on individual performance as well as corporate perfor-mance. Individual awards are measured against pre-established goals and cannot exceed a maximum of 13 percent of a participant's salary. The aggregate incen-tive compensation for all participants in any fiscal year may not exceed two percent of the net income available for Common Stock. The payment of incentive compensation under the Corporate Plan may be reduced or eliminated entirely at the discretion of the Board of Directors.

The Board of Directors has also adopted in fiscal 1996 a Long-Term Performance Incentive Compensation Plan subject to shareholder approval which is described in Proposal 3 and is attached as Appendix A to this proxy statement.

PERFORMANCE GRAPH

The Securities and Exchange Commission's executive compensation rules require that a line graph be included in the proxy statement comparing cumulative total shareholder return with a performance indicator of the overall stock market and either a published industry index or Company-determined peer comparison. As shown in the following line graph, for a period beginning September 30, 1990 through September 30, 1995, a comparison is made of cumulative total share-holder returns for the Company, the Standard & Poor's Utilities Index and the Standard & Poor's 500 Index.


                        THE BROOKLYN UNION GAS COMPANY
                Comparison of Five-year Cumulative Total Return
    The Brooklyn Union Gas Company, S&P Utilities Index and S&P 500 Index


                        [Performance Graph Appears Here]

                                 1990    1991    1992    1993    1994    1995
                                 ------- ------- ------- ------- ------- -------
BU.............................. $100.00 $115.78 $134.96 $164.20 $167.05 $175.08
S&P Utilities................... $100.00 $115.83 $132.41 $164.53 $143.12 $182.48
S&P 500......................... $100.00 $131.05 $145.22 $164.29 $170.40 $220.91

Assumes $100 invested on September 30, 1990 in shares of The Brooklyn Union Gas Company Common Stock, the S&P Utilities Index and the S&P 500 Index, and that all dividends were reinvested.

COMPENSATION UNDER RETIREMENT PLANS

The Employees' Retirement Plan of the Company provides retirement benefits based upon the individual participant's years of service and final average an-nual compensation. Final average annual compensation is the average annual com-pensation for the highest five consecutive years of earnings during the last ten years of credited service. The following table sets forth the estimated an-nual retirement benefits (exclusive of Social Security payments) payable to participants in the specified compensation and years-of-service categories, as-suming continued active service until normal retirement age and that the Em-ployees' Retirement Plan is in effect at such time.

                                       Years of Service
                  ---------------------------------------------------------------
Remuneration(1)   20         25         30         35         40         45
---------------   --------   --------   --------   --------   --------   --------
$150,000          $ 45,000   $ 56,250   $ 67,500   $ 78,750   $ 90,000   $101,250
$200,000          $ 60,000   $ 75,000   $ 90,000   $105,000   $120,000   $135,000
$250,000          $ 75,000   $ 93,750   $112,500   $131,250   $150,000   $168,750
$300,000          $ 90,000   $112,500   $135,000   $157,500   $180,000   $202,500
$350,000          $105,000   $131,250   $157,500   $183,750   $210,000   $236,250
$400,000          $120,000   $150,000   $180,000   $210,000   $240,000   $270,000
$450,000          $135,000   $168,750   $202,500   $236,250   $270,000   $303,750
$500,000          $150,000   $187,500   $225,000   $262,500   $300,000   $337,500

(1) Calculated as the average of the highest five consecutive years of earnings during the last ten years of credited service.

The number of years of credited service for each of the Chief Executive Officer and the four other highest paid executive officers based on continued service to normal retirement age will be for R.B. Catell (44 years), H.W. Peter (25 years), C.G. Matthews (42 years), A.J. DiBrita (43 years) and V.D. Enright (43 years).

The Internal Revenue Code of 1986, as amended, limits the annual compensation taken into consideration for and the maximum annual retirement benefits payable to a participant under the Employees' Retirement Plan. For fiscal 1995, these limits were $150,000 and $120,000, respectively. Annual retirement benefits at-tributable to amounts in excess of these limits are provided under the Supple-mental Retirement Plan of The Brooklyn Union Gas Company and not under the Em-ployees' Retirement Plan.

SENIOR EXECUTIVE CHANGE OF CONTROL SEVERANCE PLAN

The Company has adopted a Senior Executive Change of Control Severance Plan (the "Change of Control Plan") to minimize the uncertainty created by a change of control of the Company which might result in the loss or distraction of se-nior executives to the detriment of the Company and its shareholders.

The Board of Directors considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Company and its shareholders. The Board also believes that when a change of control is per-ceived as imminent, or is occurring, the Board should be able to receive and rely on disinterested service from senior executives regarding the best inter-ests of the Company and its shareholders, without concern that senior execu-tives might be distracted or concerned by the personal uncertainties and risks created by the perception of an imminent or occurring change of control.

In addition, the Board believes that it is consistent with the Company's em-ployment practices and policies and in the best interests of the Company and its shareholders to treat fairly its employees whose employment terminates in connection with or following a change of control.

The benefits are payable for "good reason" defined as (i) a change in the offi-cer's assignments upon a change of control inconsistent with the officer's po-sition, authority, duties or responsibilities immediately before a change of control, (ii) a material reduction in salary, (iii) the required relocation to a site more than 50 miles from the previous site, (iv) the purported termina-tion of the Change of Control Plan and (v) any failure of a successor of the Company to comply with the Change of Control Plan. The benefit payable is equal to three times the officer's salary for the President, Executive Vice Presi-dents and Senior Vice Presidents and two times the officer's salary for Vice Presidents. The Company is not aware of any activity by any party which could result in a change of control under the Change of Control Plan.

PROPOSAL 2 - ELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

Arthur Andersen LLP, Independent Public Accountants, upon the recommendation of the Audit Committee of the Board, has been nominated by the Board of Directors, the officer member not voting, to serve as independent public accountants.

Arthur Andersen LLP has been the independent public accountants of the Company since 1932. This firm was recommended to serve for the 1995 fiscal year by the Audit Committee of the Board of Directors and elected by the shareholders at the Annual Meeting held February 2, 1995.

A representative of the firm will be present at the meeting with the opportu-nity to make a statement if such representative desires to do so and to answer questions posed by the shareholders.

WITH RESPECT TO NOMINEES

The Board of Directors proposes the election of two Directors and the re-elec-tion of Arthur Andersen LLP. Each nominee has consented to be named in this proxy statement and to serve if elected.

The persons acting under the proxies solicited hereby, unless directed to the contrary, will vote for the above nominees and Arthur Andersen LLP. If for any reason any nominee shall become unavailable before the date of the meeting, discretionary authority will be exercised to vote the proxies for the election of such other person or persons as the Board of Directors shall determine.

PROPOSAL 3 - LONG-TERM PERFORMANCE INCENTIVE COMPENSATION PLAN

The Board of Directors adopted the Long-Term Performance Incentive Compensation Plan (the "Incentive Plan") on November 15, 1995, subject to approval by the Company's shareholders. The Board of Directors recommends that the shareholders approve the adoption of the Incentive Plan. The purpose of the Incentive Plan is to optimize the Company's performance through incentives that link the per-sonal interests of Participants to those of the Company's shareholders and en-hance the Company's ability to attract and retain employees who make signifi-cant contributions to the success of the Company. The following summary of the principal terms of the Incentive Plan is qualified in its entirety by reference to the complete text of the Incentive Plan, which is attached as Appendix A to this proxy statement.

GENERAL INFORMATION AND CONTINGENT AWARDS

Under the Incentive Plan, the Company may grant on an annual basis Incentive Stock Options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, Nonqualified Stock Options and Performance Shares. The In-centive Plan is administered by the Organization and Nominating Committee of the Board of Directors (the "Committee"), which is authorized to select Employ-ees of the Company and its subsidiaries who will participate in the Incentive Plan, determine the sizes and types of Awards to Participants and determine the terms and conditions of Awards consistent with the Incentive Plan. All officers and other key Employees of the Company and its subsidiaries (as determined by the Committee) are eligible to participate in the Incentive Plan.

The table below provides information regarding Awards made under the Incentive Plan as of the date of this proxy statement to the Chief Executive Officer and the four other most highly compensated executive officers of the Company and all current executive officers as a group. Awards shown are conditional, sub-ject to the approval of the Incentive Plan by the vote of a majority of the outstanding shares of Common Stock. The persons and group of persons identified below may receive additional Awards under the Incentive Plan in the future; however, the time and amount of any such Awards cannot be determined at this time.

                         Number of Shares
                         with Respect to which Option(1) Option     Number of
                         Nonqualified          Exercise  Expiration Performance
                         Options Were Granted  Price     Date       Shares*
                         --------------------- --------- ---------- -----------
Robert B. Catell          55,000               $27.00    11/14/2005  4,000
Helmut W. Peter           32,000               $27.00    11/14/2005  2,300
Craig G. Matthews         32,000               $27.00    11/14/2005  2,300
Anthony J. DiBrita         8,000               $27.00    11/14/2005    550
Vincent D. Enright        16,000               $27.00    11/14/2005  1,100
Executive Officers as a
 Group                   192,000               $27.00    11/14/2005 13,000

* An individual earns Performance Shares based on total shareholder return.
(1) Fair Market Value of the Common Stock on the date of grant.

As of December 13, 1995, the number of outstanding shares of Common Stock was 49,041,509. On December 13, 1995, the closing price of a share of Common Stock on the New York Stock Exchange ("NYSE") was $28.25. The number of shares of Common Stock reserved for issuance under the Incentive Plan is 1,500,000 in the aggregate; however, no more than 750,000 shares of Common Stock will be avail-able for issuance pursuant to the exercise of Incentive Stock Options. The max-imum number of shares of Common Stock that may be granted to any participant pursuant to any single award is 125,000.

STOCK OPTIONS

Stock options entitle the Participant to purchase shares of Common Stock at an exercise price per share determined by the Committee which shall be at least equal to the closing price of the Common Stock on the NYSE (the "Fair Market Value") on the date of grant. Issuance of shares pursuant to the exercise of an Option may be subject to the prior approval of the Public Service Commission of the State of New York. Stock options become exercisable at such times and for such periods as determined by the Committee, but in no event may options be ex-ercisable after the tenth anniversary of the date of grant. The exercise price may be paid in cash, or if permitted by the Committee, by tendering previously acquired shares of Common Stock which have been held for at least six months, or a combination thereof.

Upon the grant or exercise of an Incentive Stock Option, no income will be rec-ognized by the Participant for Federal income tax purposes and the Company will not be entitled to any deduction. In order to have any gain or loss realized by the Participant upon the disposition of the shares of Common Stock acquired upon exercise of an Incentive Stock Option taxed as long-term capital gain or loss, such shares must not be disposed of by the Participant during the one-year period beginning on the date of the issuance of the Common Stock to the Participant or during the two-year period beginning on the date of the grant of the option. No deduction will be allowed to the Company if the above described holding periods are satisfied. If the Common Stock is disposed of within the holding periods described above, the excess of the Fair Market Value of the Common Stock on the date of exercise (or if less, the Fair Market Value on the date of disposition) over the exercise price will be taxable as ordinary income to the Participant at the time of disposition, and the Company will be entitled to a corresponding deduction. Exercise of an Incentive Stock Option may subject the Participant to the alternative minimum tax.

Upon the grant of a Nonqualified Stock Option, no income will be realized by the Participant and the Company will not be entitled to any deduction. Upon the exercise of such option, the amount by which the Fair Market Value of the Com-mon Stock at the time of exercise exceeds the exercise price will be taxed as ordinary income to the Participant and the Company will be entitled to a corre-sponding deduction.

PERFORMANCE SHARES

Performance Shares may be awarded to Participants in such amounts as determined in the discretion of the Committee. Performance Shares may be awarded on an an-nual basis at the commencement of a three-year performance period. At the dis-cretion of the Committee, Performance Share awards entitle a Participant to re-ceive either the number of shares of Common Stock based upon achievement of performance goals over the performance period for the Award or a cash award equal to the average of the Fair Market Value of a share for each of the 20 consecutive trading days following the close of the performance period multi-plied by the number of earned Performance Shares. Performance Share awards, in the discretion of the Committee, may provide the Participant with dividend equivalents with respect to Performance Share awards earned, but not yet paid, to Participants. In the discretion of the Committee, such dividend equivalents may be paid in cash or in a number of shares of Common Stock equal to the quo-tient of the cash value of such dividend equivalents and the Fair Market Value of the Common Stock as of the close of the applicable performance period, pro-vided, that the value of any fractional shares shall be paid in cash. Payment of earned Performance Shares is to be made in a single lump sum in either cash or shares of Common Stock within seventy-five (75) days following the close of the applicable performance period.

Presently, the performance measure in the Incentive Plan is based upon the cu-mulative total shareholder return over a three-year period using share price appreciation (depreciation) and cumulative dividends declared during the three-year period as compared with performance results for the companies in the S&P Utilities Index. In order to earn Performance Shares at the end of the three-year performance period, a minimum percentile ranking as well as a cumulative positive return to shareholders must be achieved. Presently, Performance Shares earned at the end of the three-year performance period may range from 0% to 200% of the initial award based upon the percentile ranking of the Company's performance to that of the S&P Utilities Index.

CHANGE OF CONTROL

In the event of a Change of Control (as defined in the Incentive Plan), (i) the performance goals for all Performance Shares shall be deemed to have been met and Participants will receive at the discretion of the Committee either a pro-rated number of shares of Common Stock or the equivalent in cash based on the number of months elapsed during the performance period as of the effective date of the Change of Control (other than with respect to Performance Share awards made less than six months prior to such effective date) and (ii) all outstand-ing stock options shall become immediately exercisable, and shall remain exer-cisable throughout their entire term.

AMENDMENT AND TERMINATION

The Board of Directors may amend, suspend or terminate the Incentive Plan, in whole or in part, at any time, provided that (i) no amendment shall be made without shareholder approval if such approval is necessary for the Incentive Plan to continue to comply with Rule 16b-3 under the Securities Exchange Act of 1934 and (ii) no amendment shall be made that would adversely affect in a mate-rial way an Award previously granted under the Incentive Plan without the writ-ten consent of the Participant.

The vote of the majority of the outstanding shares of Common Stock is required for the approval of the Incentive Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU MARK YOUR PROXY FOR THE ADOPTION OF THE LONG-TERM PERFORMANCE INCENTIVE COMPENSATION PLAN.

PROPOSAL 4 - SHAREHOLDER PROPOSAL AS TO CUMULATIVE VOTING

John J. Gilbert of 29 East 64 Street, New York, New York 10121-7043, Trustee under the will of Minnie D. Gilbert representing a family interest of 750 shares; and John J. Gilbert, owner of 150 shares; and Margaret R. and John J. Gilbert, Trustees under the will of Samuel Rosenthal for 600 shares, have in-formed the Company that they intend to present to the meeting a resolution re-lating to cumulative voting and have submitted the following:

RESOLVED:

That the stockholders of Brooklyn Union Gas Company, assembled in annual meet-ing in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

REASONS:

Continued strong support along the lines we suggest were shown at the last an-nual meeting, when 19%, an increase over the previous year, 2,794 owners of 5,876,467 shares, were cast in favor of this proposal.

A law enacted in California provides that all state pension holdings, as well as state college funds, invested in shares must be voted in favor of cumulative voting proposals, showing increasing recognition of the importance of this dem-ocratic means of electing directors.

The National Bank Act provides for cumulative voting. Unfortunately, in many cases companies get around it by forming holding companies without cumulative voting. Banking authorities have the right to question the capability of direc-tors to be on banking boards. Unfortunately, in many cases authorities come in after and say the director or directors were not qualified. We were delighted to see that the SEC has finally taken action to prevent bad directors from be-ing on the boards of public companies.

We think cumulative voting is the answer to find new directors for various com-mittees. Additionally, some recommendations have been made to carry out the CE-RES 10 points. The 11th should be, in our opinion, having cumulative voting and ending stagger systems of electing directors.

When Alaska became a state it took away cumulative voting over our objections. The Valdez oil spill might have been prevented if environmental directors were elected through cumulative voting. Also, the huge derivative losses might have been prevented with cumulative voting.

Many successful corporations have cumulative voting. For example, Pennzoil hav-ing cumulative voting defeated Texaco in that famous case. Another example is Ingersoll-Rand, which has cumulative voting and won two awards. In FORTUNE mag-azine it was ranked second in its industry as "America's Most Admired Corpora-tions" and the WALL STREET TRANSCRIPT noted "on almost any criteria used to evaluate management, Ingersoll Rand excels." Also, in 1994 and 1995 they raised their dividend. In the recent Lockheed-Martin Marietta merger they put in that if any one has 40% of the shares cumulative voting would apply. We believe that Brooklyn Union Gas should follow these examples.

If you agree, please mark your proxy for this resolution; otherwise it is auto-matically cast against it, unless you have marked to abstain.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

This proposal has been presented at several of the Company's previous Annual Meetings and has been overwhelmingly rejected each time by the Company's share-holders. Your Board of Directors believes the current system of voting utilized by the Company provides the best assurance that the decisions of the Directors will be in the best interests of all shareholders. Cumulative voting, however, could enable the election of Directors that will make decisions representing only the views of special interest groups that helped to get them elected. In addition, cumulative voting could create partisanship among Directors and in-terfere with the effective functioning of the Board.

The Board of Directors recommends you oppose this proposal because it is con-trary to the belief that it is the duty of each Director to administer the business and affairs of the Company for the benefit of all shareholders.

An amendment to the Certificate of Incorporation to provide for cumulative vot-ing would require the affirmative vote of a majority of the outstanding shares entitled to vote thereon.

OTHER INFORMATION

DEADLINE FOR SHAREHOLDER PROPOSALS

Proposals from shareholders intended to be presented at the 1997 Annual Meeting must be received by the Secretary at the Company's principal executive office, for inclusion in its proxy statement and form of proxy relating to the meeting, not later than August 30, 1996.

Matters intended to be presented at the 1997 Annual Meeting must be brought to the attention of the Secretary of the Company by shareholders during the period which is between 90 and 60 days prior to the date of the meeting on February 6, 1997.

ADDITIONAL INFORMATION

The Company files an annual report on Form 10-K with the Securities and Ex-change Commission which includes additional information concerning the Company and its operations. This report, except for exhibits, will be furnished at no cost to shareholders after December 28, 1995 upon written request to The Secre-tary, The Brooklyn Union Gas Company, One MetroTech Center, Brooklyn, New York 11201-3850. Certain financial information required to be disclosed in the Company's Form 10-K is also included in Appendix B to this proxy statement.

The following information is reported as required by the New York Business Cor-poration Law. Directors and Officers liability insurance covering all Directors and officers of the Company was purchased from Chubb & Son, Aetna Casualty and Surety Company, National Union Fire Insurance Company of Pittsburgh, Pa., Cor-porate Officers and Directors Assurance Ltd. and ACE Limited for a one-year pe-riod commencing May 28, 1995 at a total cost to the Company of $452,750.

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Di-rectors and officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive of-ficers, Directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

The Company believes that all filings during the fiscal year ended September 30, 1995, applicable to its executive officers, Directors and greater than ten percent beneficial owners, were made on a timely basis.

METHOD AND COST OF SOLICITATION OF PROXIES

The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited personally or by telephone by Direc-tors, officers and employees of the Company. Such Directors, officers and em-ployees of the Company receive no compensation therefor other than their regu-lar remuneration. In addition, the Company will reimburse brokers, bank nomi-nees and other institutional holders for their reasonable out-of-pocket ex-penses in forwarding proxy soliciting material to the beneficial owners of Com-mon Stock of the Company.

DISCLOSURE OF "BROKER NON-VOTES" AND ABSTENTIONS

Securities and Exchange Commission rules provide that specifically designated blank spaces and boxes are provided on the proxy card for shareholders to mark if they wish either to withhold authority to vote for one or more nominees for Director or to abstain on one or more of the proposals. In accordance with New York State law, such abstentions are not counted in determining the votes cast in connection with the selection of auditors and the shareholder proposal rela-tive to cumulative voting since New York State law requires a majority of only those votes cast "for" or "against" approval, thus giving both abstentions and non-votes no effect. For purposes of determining whether the proposal relating to the Long-Term Performance Incentive Compensation Plan has been approved, which requires the vote of the majority of the outstanding shares of Common Stock, an abstention or non-vote will not be counted as a vote in favor of such proposal and, as a result, will have the effect of a vote against such propos-al. Votes withheld in connection with the election of one or more of the nomi-nees for Director will not be counted as votes cast for or against such indi-viduals. The vote of a plurality of the shares of Common Stock cast is required for the election of Directors.

The proposal relating to the Long-Term Performance Incentive Compensation Plan and the shareholder proposal relative to cumulative voting are considered "non-discretionary," and brokers who have received no instructions from their cli-ents do not have the authority to vote on these items. Such "broker non-votes" will not be considered as votes cast in determining the outcome of the share-holder proposal. Such "broker non-votes" will not be counted as votes cast in favor of the proposal relating to the Long-Term Performance Incentive Compensa-tion Plan and, as a result, will have the effect of votes against such propos-al. All abstentions and non-votes are counted towards the establishment of a quorum.

CONFIDENTIAL VOTING

The Company, considering it to be in the best interest of its shareholders, in response to a shareholder proposal and for other reasons, has adopted a policy to the effect that all proxy (voting instruction) cards, ballots and vote tabu-lations which identify the particular vote of a shareholder are to be kept se-cret from the Company, its Directors, officers and employees. Accordingly, proxy cards are returned in envelopes addressed to the tabulator, Corporate Election Services, P.O. Box 1150, Pittsburgh, Pennsylvania 15230-0125, which receives and tabulates the proxies and is independent of the Company. The final tabulation is inspected by inspectors of election who also are independent of the Company, its Directors, officers and employees. The identity and vote of any shareholder shall not be disclosed to the Company, its Directors, officers or employees, nor to any third party except (i) to allow the independent in-spectors of election to certify the results of the vote to the Company, its Di-rectors, officers and employees; (ii) as necessary to meet applicable legal re-quirements and to assert or defend claims for or against the Company; (iii) in the event of a proxy solicitation based on an opposition proxy statement filed, or required to be filed, with the Securities and Exchange Commission; or (iv) in the event a shareholder has made a written comment on such form of proxy.

OTHER MATTERS

As of a reasonable time prior to the mailing of this proxy statement, the Board of Directors of the Company knew of no other matter which is likely to be brought before the meeting. However, if any other matter shall be presented for action and comes before the meeting, it is the intention of the persons named as Proxies to vote in accordance with their judgment in such matters.

                                        By Order of the Board of Directors,

                                        ROBERT B. CATELL

                                        President and
                                        Chief Executive Officer

Dated: December 28, 1995

[LOGO] BROOKLYN
       UNION
                                                   One MetroTech Center
                                                   Brooklyn, New York 11201-3850


THE BROOKLYN UNION GAS COMPANY


LONG-TERM PERFORMANCE INCENTIVE COMPENSATION PLAN

APPENDIX A

CONTENTS

                                                                            Page
                                                                            ----
Article 1. Establishment, Objectives, and Duration......................... A-1
Article 2. Definitions..................................................... A-1
Article 3. Administration.................................................. A-3
Article 4. Shares Subject to the Plan and Maximum Awards................... A-3
Article 5. Eligibility and Participation................................... A-3
Article 6. Stock Options................................................... A-3
Article 7. Performance Shares.............................................. A-4
Article 8. Performance Measures............................................ A-5
Article 9. Beneficiary Designation......................................... A-5
Article 10. Change of Control.............................................. A-5
Article 11. Amendment, Modification, and Termination....................... A-6
Article 12. Withholding.................................................... A-6
Article 13. Indemnification................................................ A-6
Article 14. Miscellaneous.................................................. A-6
Article 15. Approval by Shareholders....................................... A-7

LONG-TERM PERFORMANCE INCENTIVE COMPENSATION PLAN

ARTICLE 1. ESTABLISHMENT, OBJECTIVES, AND DURATION

1.1 ESTABLISHMENT OF THE PLAN

The Brooklyn Union Gas Company, a New York corporation (hereinafter referred to as the "Company"), hereby establishes an incentive compensation plan to be known as the "The Brooklyn Union Gas Company Long-Term Performance Incentive Compensation Plan" (hereinafter referred to as the "Plan"), as set forth in this document and as amended from time to time. The Plan provides for the grant of Incentive Stock Options, Nonqualified Stock Options and Performance Shares.

Subject to approval by the Company's shareholders, the Plan shall become effec-tive as of November 15, 1995 (the "Effective Date") and shall remain in effect as provided in Section 1.3 hereof.

1.2 OBJECTIVES OF THE PLAN

The objectives of the Plan are to optimize the Company's performance through incentives which are consistent with the Company's goals and which link the personal interests of Participants to those of the Company's shareholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants who make signifi-cant contributions to the Company's success and to allow Participants to share in the success of the Company.

1.3 DURATION OF THE PLAN

Subject to Article 15 hereof, the Plan shall be effective on the Effective Date, as described in Section 1.1 hereof, and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article 11 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan's provisions. However, in no event may an Award be granted under the Plan after November 14, 2005.

ARTICLE 2. DEFINITIONS

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

2.1 "AWARD" means a grant under this Plan of Options or Performance Shares.

2.2 "AWARD AGREEMENT" means an agreement entered into by the Company and each Participant setting forth the terms and provisions applicable to Awards granted under this Plan.

2.3 "BENEFICIAL OWNER" or "BENEFICIAL OWNERSHIP" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.4 "BOARD" means the Board of Directors of the Company.

2.5 "CHANGE OF CONTROL" of the Company means, and shall be deemed to have oc-curred upon any of the following events:

(i) The acquisition by any Person of Beneficial Ownership of 20% or more of ei-ther (x) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote gener-ally in the election of directors (the "Outstanding Company Voting Securi-ties"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) Any acquisition directly from the Company, (B) Any acquisition by the Company,
    (C) Any acquisition by any employee benefit plan (or related trust) spon-sored or maintained by the Company or any Person controlled by the Company or (D) Any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B), and (C) of subsection (iii) below; or

(ii) Individuals who, as of the Effective Date, constitute the Board (the "In-cumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director sub-sequent to the date of this Plan whose election, or nomination for elec-tion by the Company's shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assump-tion of office occurs as a result of an actual or threatened election con-test with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substan-
   tially all of the assets of the Company or the acquisition of assets of an-other corporation (a "Business Combination"), in each case, unless, follow-ing such Business Combination, (A) All or substantially all of the individ-uals and entities who were the Beneficial Owners, respectively, of the Out-standing Company Common Stock and Outstanding Company Voting Securities im-mediately prior to such Business Combination beneficially own, directly or indirectly, more than 65% of, respectively, the Outstanding Company Common Stock and the combined voting power of the Outstanding Company Voting Secu-rities entitled to vote generally in the election of Directors, as the case may be, of the corporation resulting from such Business Combination (in-cluding, without limitation, a corporation which as a result of such trans-action owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) No Person (excluding any corpo-ration resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the Outstanding Company Common Stock of the cor-poration resulting from such Business Combination or the combined voting power of the Outstanding Company Voting Securities of such corporation ex-cept to the extent that such ownership existed prior to the Business Combi-nation and (C) At least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

2.6 "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

2.7 "COMMITTEE" means the Organization and Nominating Committee of the Board, as specified in Article 3 herein, or such other Committee appointed by the Board to administer the Plan.

2.8 "COMPANY" means The Brooklyn Union Gas Company.

2.9 "DIRECTOR" means any individual who is a member of the Board.

2.10 "EFFECTIVE DATE" shall have the meaning ascribed to such term in Section
1.1 hereof.

2.11 "EMPLOYEE" means any employee of the Company or its Subsidiaries who is not covered by a collective bargaining agreement.

2.12 "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time.

2.13 "FAIR MARKET VALUE" shall be determined on the basis of the closing sale price on the principal securities exchange on which the Shares are traded or, if there is no such sale on the relevant date, then on the last previous day on which a sale was reported.

2.14 "INCENTIVE STOCK OPTIONS" means an Option granted under Article 6 which is intended to meet the requirements of Section 422 of the Code.

2.15 "NAMED EXECUTIVE OFFICER" means a Participant who, as of the date an Award is made, is one of the group of "covered employees," as defined in Code
Section 162(m), or any successor statute, and the regulations promulgated thereunder.

2.16 "NONQUALIFIED STOCK OPTION" means an Option to purchase Shares granted under Article 6 herein and which is not intended to meet the requirements of Code Section 422.

2.17 "OPTION" means an Option to purchase Shares granted under Article 6 here-in.

2.18 "OPTION PRICE" means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.19 "PARTICIPANT" means an Employee who has an Award outstanding under the Plan.

2.20 "PERFORMANCE-BASED EXCEPTION" means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

2.21 "PERFORMANCE SHARE" means an Award granted to a Participant pursuant to
Article 7 herein.

2.22 "PERSON" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) thereof.

2.23 "SHARES" means the shares of Common Stock of the Company.

2.24 "SUBSIDIARY" means any corporation, partnership, joint venture, affiliate, or other entity in which the Company has a majority voting interest, and which the Committee designates as a participating entity in the Plan.

ARTICLE 3. ADMINISTRATION

3.1 THE COMMITTEE

The Plan shall be administered by the Organization and Nominating Committee of the Board, or by any other Committee appointed by the Board consisting of not less than three (3) "disinterested" Directors, as such term is used in Rule 16b-3 under the Exchange Act and considered "outside" Directors as such term is used in Code Section 162(m). The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of the Board.

3.2 AUTHORITY OF THE COMMITTEE

Subject to the provisions of the Plan, the Committee shall have full power to select Employees who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner con-sistent with the Plan, including the effect of termination of employment; con-strue and interpret the Plan and any agreement or instrument entered into under the Plan as they apply to Employees; establish, amend, or waive rules and regu-lations for the Plan's administration as they apply to Employees; and (subject to the provisions of Article 11 herein) amend the terms and conditions of any outstanding Award. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan.

3.3 DECISIONS BINDING

All determinations and decisions made by the Committee pursuant to the provi-sions of the Plan shall be final, conclusive and binding on all Persons, in-cluding the Company, the Subsidiaries, shareholders of the Company, Employees, Participants, and their estates and beneficiaries.

ARTICLE 4. SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS

4.1 NUMBER OF SHARES AVAILABLE FOR AWARDS

Subject to adjustment as provided in Section 4.3 herein, the number of Shares hereby reserved for issuance to Participants under the Plan shall be 1,500,000. In no event shall more than 750,000 Shares be available for the grant of Incen-tive Stock Options.

The maximum number of Shares that may be granted pursuant to any single Award held by any Participant shall be 125,000.

4.2 LAPSED AWARDS

If any Award granted under this Plan is canceled, terminates, expires, or lapses for any reason, any Shares subject to such Award again shall be avail-able for the grant of an Award under the Plan.

4.3 ADJUSTMENTS IN AUTHORIZED SHARES

In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, in-cluding a spin-off, or other distribution of stock or property of the Company, any reorganization or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares which may be deliv-ered under Section 4.1 and in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to pre-vent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be a whole number.

ARTICLE 5. ELIGIBILITY AND PARTICIPATION

5.1 ELIGIBILITY

All officers of the Company and other key Employees as determined by the Com-mittee are eligible to participate in this Plan.

5.2 PARTICIPATION

Subject to the provisions of the Plan, the Committee may, from time to time, select from eligible Employees, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

ARTICLE 6. STOCK OPTIONS

6.1 GRANT OF OPTIONS

Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee.

6.2 AWARD AGREEMENT

Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine.

6.3 OPTION PRICE

The Option Price for each grant of an Option under this Plan shall be at least equal to one hundred percent (100%) of the

Fair Market Value of a Share on the date the Option is granted.

6.4 DURATION OF OPTIONS

Each Option granted to an Employee shall expire at such time as the Committee shall determine; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

6.5 EXERCISE OF OPTIONS

Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each in-stance approve, which need not be the same for each grant or for each Partici-pant.

6.6 PAYMENT

Options granted under this Article 6 shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full pay-ment for the Shares.

The Option Price upon exercise of any Option shall be payable to the Company in full, either in cash, or if permitted by the Committee, by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price), or (c) by a combination of (a) and
(b).

The Committee also may allow a cashless exercise as permitted under the Federal Reserve Board's Regulation T, subject to applicable securities law restric-tions, or by any other means which the Committee determines to be consistent with the Plan's purpose and applicable law.

As soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to the Participant, in the Partici-pant's name, Share certificate(s) in an appropriate amount based upon the num-ber of Shares purchased under the Option(s).

6.7 RESTRICTIONS ON SHARE TRANSFERABILITY

The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advis-able, including, without limitation, restrictions under applicable Federal se-curities law, and under the requirements of any stock exchange or market upon which such Shares are then listed or traded.

6.8 NONTRANSFERABILITY OF OPTIONS

Except as otherwise provided in a Participant's Award Agreement, no Option granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of de-scent and distribution and all Options granted to a Participant under this Ar-ticle 6 shall be exercisable during his or her lifetime only by such Partici-pant or his or her legal representative.

ARTICLE 7. PERFORMANCE SHARES

7.1 AWARD OF PERFORMANCE SHARES

Performance Shares may be awarded to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

7.2 PERFORMANCE GOALS

The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the amount that will be paid out for the Performance Shares awarded to the Participant. For purposes of this
Article 7, the time period during which the performance goals must be met shall be called a "Performance Period."

7.3 EARNING OF PERFORMANCE SHARES

Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Shares shall be entitled to receive payment for the number of Performance Shares earned by the Participant over the Perfor-mance Period, to be determined as a function of the extent to which the corre-sponding performance goals have been achieved.

7.4 FORM AND TIMING OF PAYMENT OF PERFORMANCE SHARES

Payment for earned Performance Shares shall be made at the discretion of the Committee either in cash or in Shares in a single lump sum within seventy-five
(75) calendar days following the close of the applicable Performance Period. Such cash payment shall be equal to the average of the Fair Market Value of a Share for each of the 20 consecutive trading days following the close of the applicable PerformancePeriod multiplied by the number of earned Performance Shares. Such Shares may be granted subject to any restrictions deemed appropri-ate by the Committee.

At the discretion of the Committee, Participants may be entitled to dividend equivalents with respect to any dividends declared during the Performance Pe-riod with respect to Shares which would have been paid had the Performance Shares been earned and paid to Participants. Such dividend equivalents may be paid, at the discretion of the Committee, in cash or Shares, and may be paid on a current basis or accrued during the Performance Period and paid to the extent of the number of Performance Shares earned.

7.5 NONTRANSFERABILITY OF PERFORMANCE SHARES

Except as otherwise provided in a Participant's Award Agreement, Performance Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

ARTICLE 8. PERFORMANCE MEASURES

Total shareholder return shall be used as the performance measure for purposes of awards of Performance Shares to Named Executive Officers which are designed to qualify for the Performance-Based Exception. Total shareholder return shall be calculated based upon a three-year cumulative return using share price ap-preciation (depreciation) and cumulative dividends declared during a three-year period as compared with performance results for an appropriate group of compa-rable companies as determined by the Committee. In order to earn Performance Shares, a minimum percentile ranking as well as cumulative positive return to shareholders must be achieved for payout of an award at the end of the three-year Performance Period.

The Committee shall have the discretion to adjust the determinations of the de-gree of attainment of the pre-established performance goals; provided, however, that the number of Performance Shares under such Awards which are designed to qualify for the Performance-Based Exception, and which are held by Named Execu-tive Officers, may not be adjusted upward (the Committee shall retain the dis-cretion to adjust downward the number of Performance Shares under such Awards).

In the event that applicable laws permit Committee discretion to alter the gov-erning performance measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. The Committee may in its discretion grant Awards of Performance Shares which are not intended to qualify for the Perfor-mance-Based Exception.

ARTICLE 9. BENEFICIARY DESIGNATION

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any bene-fit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writ-ing with the Company during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

ARTICLE 10. CHANGE OF CONTROL

10.1 TREATMENT OF OUTSTANDING AWARDS

  Upon the occurrence of a Change of Control:

(a) Any and all Options granted hereunder shall become immediately exercisable, and shall remain exercisable throughout their original term; and

(b) The target performance measures under all outstanding Awards of Performance Shares shall be deemed to have been met in full for the entire Performance Period(s) as of the effective date of the Change of Control, and payment for a pro-rated portion of such Performance Shares shall be made as soon as practicable following the effective date of the Change of Control based on the number of complete and partial calendar months within the Performance Period which had elapsed as of the effective date of the Change of Control; provided, however, that there shall not be an accelerated payout with re-spect to Awards of Performance Shares which were granted less than six (6) months prior to the effective date of the Change of Control.

10.2 ACCELERATION OF AWARD VESTING

Notwithstanding any provision of this Plan or any Award Agreement provision to the contrary, the Committee, in its sole and exclusive discretion, shall have the power at any time to accelerate the vesting of any Award granted under the Plan to a Participant, including without limitation, acceleration to such a date that would result in said Awards becoming immediately vested.

10.3 TERMINATION, AMENDMENT, AND MODIFICATIONS OF CHANGE OF CONTROL PROVISIONS

Notwithstanding any other provision of this Plan or any Award Agreement provi-sion, the provisions of this Article 10 may not be terminated, amended, or mod-ified on or after the effective date of a Change of Control to affect adversely any Award theretofore granted under the Plan without the prior written consent of the Participant with respect to said Participant's outstanding Awards; pro-vided, however, the Board, upon recommendation of the Committee, may terminate, amend, or modify this Article 10 at any time and from time to time prior to the effective date of a Change of Control.

ARTICLE 11. AMENDMENT, MODIFICATION, AND TERMINATION

11.1 AMENDMENT, MODIFICATION, AND TERMINATION

The Board may at any time and from time to time, alter, amend, suspend or ter-minate the Plan in whole or in part; provided, however, that no amendment which requires shareholder approval in order for the Plan to continue to com-ply with Rule 16b-3 under the Exchange Act, including any successor to such Rule, shall be effective unless such amendment shall be approved by the requi-site vote of shareholders of the Company entitled to vote thereon.

The Committee shall not have the authority to cancel outstanding Awards and issue substitute Awards in replacement thereof.

11.2 AWARDS PREVIOUSLY GRANTED

No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award, except as provided in
Article 10.

11.3 ADJUSTMENT OF AWARDS UPON THE OCCURRENCE OF CERTAIN UNUSUAL OR NONRECURRING EVENTS

The Committee may make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events (including, without limitations, the events described in Section 4.3 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Com-mittee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that no such adjustment shall be au-thorized to the extent that such authority would be inconsistent with the Plan's meeting the requirements of Code Section 162(m).

11.4 COMPLIANCE WITH CODE SECTION 162(M)

In the event that changes are made to Code Section 162(m) to permit greater flexibility with respect to any Awards available under the Plan, the Committee may, subject to this Article 11, make any adjustments it deems appropriate.

ARTICLE 12. WITHHOLDING

12.1 TAX WITHHOLDING

The Company shall have the power and the right to deduct or withhold, or re-quire a Participant to remit to the Company, an amount sufficient to satisfy applicable taxes required by law to be withheld with respect to taxable events relating to Awards under the Plan.

12.2 SHARE WITHHOLDING

With respect to tax withholding required upon the exercise of Options or upon any other taxable event relating to Awards granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the tax required to be withheld. All such elections shall be subject to any restric-tions or limitations that the Committee, in its sole discretion, deems appro-priate.

ARTICLE 13. INDEMNIFICATION

Each individual who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, pro-vided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company's Certificate of Incorporation or By-laws, as a matter of law, or otherwise, or any power that the Company may have to indem-nify them or hold them harmless.

ARTICLE 14. MISCELLANEOUS

14.1 GENDER AND NUMBER

Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

14.2 SEVERABILITY

In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been in-cluded.

14.3 REQUIREMENTS OF LAW

The granting of Awards and the issuance of Shares under the Plan shall be sub-ject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

14.4 NO RIGHT TO EMPLOYMENT

Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

14.5 TRANSFER

For purposes of this Plan, a transfer of a Participant's employment between the Company and a Subsidiary, or between Subsidiaries, shall not be deemed to be a termination of employment.

14.6 NO RIGHT TO PARTICIPATION

No employee shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

14.7 GOVERNING LAW

To the extent not preempted by Federal law, the Plan, and all agreements here-under, shall be construed in accordance with and governed by the laws of the State of New York.

ARTICLE 15. APPROVAL BY SHAREHOLDERS

15.1 The Plan is subject to the approval of the shareholders of the Company. If not so approved, the Plan shall have no force or effect.

[LOGO] BROOKLYN                                One MetroTech Center
       UNION                                   Brooklyn, New York 11201-3850


THE BROOKLYN UNION GAS COMPANY


1995 FINANCIAL STATEMENTS

APPENDIX B

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

EARNINGS AND DIVIDENDS

In fiscal 1995, consolidated income available for common stock was $91.5 mil-lion, or $1.90 per share, compared to $87.0 million, or $1.85 per share, in 1994, and $76.2 million, or $1.73 per share, in 1993. This was the third con-secutive year of record earnings.

Consolidated earnings, including income from equity investments, for the last three fiscal years are summarized below:

--------------------------------------------------------------
                                        1995    1994     1993
--------------------------------------------------------------
                                      (Thousands of Dollars)
Income Available for Common Stock
Utility                              $78,677 $76,665 $ 69,083
--------------------------------------------------------------
Gas exploration and production
 Operations
  United States                        7,849   5,707    2,707
  Canadian (includes gas processing)     227      --    2,739
 Gain on sale of Canadian investment      --      --   12,500
--------------------------------------------------------------
                                       8,076   5,707   17,946
--------------------------------------------------------------
Energy services
 Pipeline and other                    2,075   3,358    2,792
 Cogeneration                          2,670   1,303      907
 Propane
   Operations                             --      --   (3,078)
  Write-off                               --      --  (11,451)
--------------------------------------------------------------
                                       4,745   4,661  (10,830)
--------------------------------------------------------------
  Consolidated                       $91,498 $87,033 $ 76,199
--------------------------------------------------------------

In 1995, utility operations provided an equity return of 12.3%. The return, which included incentives authorized by the New York State Public Service Com-mission (PSC), was higher than the allowed rate of 11.0%. The Company has earned at or above its allowed return on utility common equity in 16 of the last 17 years.

In the last three years, income available for common stock from utility opera-tions has benefited from additions of new firm gas heating customers, princi-pally as a result of customer conversions from oil to gas for space heating in homes and buildings, rate relief and earnings incentives provided under rate stipulations (see "Rate and Regulatory Matters"). In 1995, such incentive-based earnings were related largely to higher margins on sales to large-volume cus-tomers and attaining a 95% customer satisfaction rating in benchmarks used by the PSC. The effect on utility revenues of variations in weather largely was offset by the weather normalization adjustment included in the Company's tar-iff. However, effective October 1, 1994, the adjustment was modified to exclude weather variations (positive or negative) of less than 2.2% from normal. This modification adversely affected utility net revenues by approximately $4.9 mil-lion in 1995. Sales growth normalized for weather slackened from levels at-tained in recent years. Utility operating margins have improved due to cost re-duction efforts.

In 1995, earnings from gas exploration and production increased despite lower market prices. In 1994 and 1993, earnings from gas exploration and production operations increased primarily due to higher U.S. production. In 1993, earnings also included an after tax gain of $12.5 million on the sale of a subsidiary's investment in a Canadian gas exploration and production company. Canadian gas processing operations began anew in 1995.

Earnings from investments in energy services are attributable to a number of factors. Earnings from pipeline and other in all periods reflect higher throughput on the Iroquois Gas Transmission System, L.P., in which a Company subsidiary holds an 11.4% interest. In 1995, earnings were reduced by a provi-sion for the subsidiary's proportionate share of estimated costs of legal mat-ters involving the Iroquois project. Higher earnings from cogeneration invest-ments reflect equity income from gas-fired plants at John F. Kennedy Interna-tional Airport and the campus of the State University of New York at Stony Brook, both of which were completed in 1995, and the acquisition in 1994 of an interest in a previously completed cogeneration plant located in Lockport, New York.

The consolidated rate of return on average common equity was 10.9% in 1995, compared to 11.0% in 1994 and 10.9% in 1993.

In December 1994, the Board of Directors authorized an increase in the annual dividend on common stock to $1.39 per share from $1.35 per share. This increase became effective on February 1, 1995, when the quarterly dividend was raised to 34 3/4 cents per share from 33 3/4 cents per share. Common dividends have been increased in 19 consecutive years and paid continuously for 47 years.

SALES, GAS COSTS AND NET REVENUES

Firm utility gas sales volume in fiscal 1995 was 123,356 MDTH compared to 133,513 MDTH in 1994 and 128,972 MDTH in 1993. Measured by annual degree days, weather was 11.2% warmer than normal in 1995, 3.1% colder than normal in 1994 and normal in 1993. Sales growth in all markets resulted pri-marily from conversions to natural gas from oil for space heating, especially by large apartment buildings. In 1995, the growth in firm sales normalized for weather fell short of the rate experienced in recent years, reflecting reduced consumption per customer related to the extremely warm weather.

-------------------------------------------------------------
                                1995        1994        1993
-------------------------------------------------------------
                               (Thousands of Dollars)
Utility sales             $1,152,331  $1,279,638  $1,145,315
Cost of gas                 (446,559)   (560,657)   (466,573)
-------------------------------------------------------------
Net revenues              $  705,772  $  718,981  $  678,742
-------------------------------------------------------------
Gas production and other  $   63,953  $   58,992  $   60,189
-------------------------------------------------------------

In 1995, lower utility sales primarily reflect lower billings for gas costs due to warm weather. Further, utility sales (and net revenues) reflect reduc-tions of approximately $13.2 million related to sharing of margins on sales to certain large-volume customers. As previously mentioned, modification of the weather normalization adjustment caused a reduction in utility net revenues of $4.9 million in 1995. For additional information regarding utility sales and net revenues in the last three years, see "Rate and Regulatory Matters."

During the year, gas at the burner tip was competitive with alternative grades of fuel oil, although it continued to be priced at some premium to No. 2 grade fuel oil. Residential heating sales in markets where the competing fuel is No. 2 grade fuel oil and sales to other small-volume customers were approximately 75% of firm sales volume in 1995. Demand in these markets is less sensitive to periodic differences between gas and oil prices. In large-volume heating mar-kets, gas service is provided under rates that are set to compete with prices of alternative fuel, including No. 6 grade heating oil. There is substantial sales potential in these markets, which include large apartment houses, gov-ernment buildings and schools.

Moreover, a significant market for off-system sales has developed as a result of Federal Energy Regulatory Commission (FERC) initiatives. In 1995, other gas and transportation sales to off-system and interruptible customers amounted to 49,910 MDTH. In addition, capacity release transactions amounted to approxi-mately 32,170 MDTH. These revenue producing transactions reflect optimal use of available pipeline capacity and the Company's New York-based market hub.

The cost of gas, $446.6 million in 1995, was $114.1 million, or 20.4% lower than in 1994. The lower cost reflects lower heating sales due to warmer weather and lower average gas prices. The cost of gas for firm customers was $3.12 per DTH (one DTH equals 10 therms) in 1995, compared to $3.55 per DTH in 1994 and $3.49 per DTH in 1993.

The Company and its gas exploration and production subsidiary employ deriva-tive financial instruments, natural gas futures and swaps, for the purpose of managing commodity price risk. In connection with utility operations, the Com-pany primarily uses derivative financial instruments to fix margins on sales to large-volume customers to which gas is sold at a price indexed to the pre-vailing price of oil, their alternate fuel. Derivative financial instruments are used by the Company's gas exploration and production subsidiary to manage the risk associated with fluctuations in the price received for natural gas production. Hedging strategies are managed independently. (See Note 5B to the Consolidated Financial Statements for additional information.)

The increase in revenues from gas production and other in 1995 is due to the acquisition of a gas processing plant located in British Columbia, Canada by the Company's Canadian affiliate. Revenues from U.S. operations were down as a result of lower production and pricing due to reduced demand related to weath-er. In 1995, gas production was approximately 22.7 billion cubic feet (BCF), or 0.7 BCF below last year's production. Wellhead prices prevailing in 1995 were lower than in 1994. However, hedging helped reduce the adverse effects of lower wellhead prices. In 1995, wellhead prices averaged approximately $1.47 per MCF compared to $1.97 per MCF last year. The effective price (average wellhead price received for production including realized hedging gains and losses) was $1.77 per MCF in 1995 compared to $1.84 per MCF in 1994. The de-crease in revenues from gas production and other in 1994 is due to the sale of Canadian gas exploration and production operations at the end of 1993 to real-ize the profit and value embodied in the investment. (See Note 8 to the Con-solidated Financial Statements for additional information.)

EXPENSES, OTHER INCOME AND PREFERRED DIVIDENDS

The decrease in operation expense in 1995 reflects the effects of warm weather compared to last year and various cost reduction efforts. In 1994, severe win-ter weather caused higher utility gas distribution operation expense. The ben-efit of ongoing cost reduction programs substantially outweighed the adverse effects of generally higher labor and material costs. Moreover, consolidated operation expense in 1995 included approximately $9.0 million of costs related to Canadian gas processing operations, which commenced anew in the second half of the year. Maintenance expense includes costs related to city and state con-struction projects.

The increase in depreciation and depletion expense in 1995 reflects higher de-preciation charges related to utility property additions. The effect of higher utility depreciation expense more than offset lower depletion expense due to reduced gas production of subsidiaries. The increase in consolidated expense in 1994 reflects higher utility depreciation expense as well as higher depletion charges related to increased gas production in that year.

General taxes principally include state and city taxes on utility revenues and property. The applicable property base generally has increased, although the Company has been able to realize significant savings by the aggressive pursuit of reductions in property value assessments. Taxes based on revenues reflect the variations in utility revenues each year.

Federal income tax expense reflects changes in pre-tax income. Also, the Com-pany adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS-109) in 1994. Adoption of SFAS-109 had no effect on net income. (See Note 1 to the Consolidated Financial Statements)

Interest charges on long-term debt in each of the last three fiscal years gen-erally reflect higher average subsidiary borrowings. Other interest expense primarily reflects accruals of carrying charges related to regulatory settle-ment items.

The increase in other income in 1995 primarily reflects the increase in earn-ings from energy services investments as discussed above.

Dividends on preferred stock reflect reductions in the level of preferred stock outstanding due to sinking fund redemptions.

CAPITAL EXPENDITURES

Consolidated capital expenditures were $214.0 million in fiscal 1995, $199.6 million in fiscal 1994 and $204.5 million in 1993.

Capital expenditures related to utility operations were $108.7 million in 1995, $103.8 million in 1994 and $110.8 million in 1993. Utility expenditures in all years principally were for the renewal and replacement of mains and services. Plant additions to serve new customers and develop new markets were $28.0 mil-lion in 1995, $28.8 million in 1994 and $24.9 million in 1993.

Capital expenditures related to gas exploration, production and processing ac-tivities were $83.0 million in 1995, $71.3 million in 1994 and $66.3 million in 1993. The 1995 amount reflects increased off-shore development activities and the purchase of a Canadian gas processing plant. Net proved gas reserves at September 30, 1995 were approximately 202 BCF. These reserves are located off-shore in the Gulf of Mexico and on-shore in the Arkoma Basin, East Texas and West Virginia.

Capital expenditures related to energy services investments were $22.3 million in 1995, $24.5 million in 1994 and $27.4 million in 1993. Expenditures in all years were primarily related to the construction of the John F. Kennedy Inter-national Airport cogeneration project and, in 1995, include $5.6 million re-lated to the Stony Brook cogeneration plant. In 1994, capital expenditures also include $10.9 million related to the acquisition of an interest in a previously completed cogeneration plant located in Lockport, New York.

Consolidated capital expenditures for fiscal years 1996 and 1997 are estimated to be approximately $195 million in each year, including $85 million per year related to non-utility activities. The level of such expenditures is reviewed periodically and can be affected by timing, scope and changes in investment op-portunities. The PSC has authorized the Company to invest up to 20% of its con-solidated capitalization in non-utility energy-related businesses. This autho-rization is based on the Company's cash investments less dividends received. At September 30, 1995, the total investment in non-utility subsidiaries computed on this basis was approximately 14% of capitalization.

FINANCING

Cash provided by operating activities continues to be strong and is the princi-pal source for financing capital expenditures. In 1995, operating cash flow was enhanced substantially by the timing of weather normalization and gas cost re-coveries, and reflects higher margins received from sales to large-volume cus-tomers and market hub activities.

The Company issued 1,800,000 new shares of common stock on October 6, 1993, providing net proceeds of $44.9 million. Proceeds from common stock issued through employee and shareholder stock purchase plans have provided the Company approximately $28.0 million in 1995, $29.8 million in 1994 and $27 million in 1993.

In 1993, the Company converted $55 million of Series C Variable Rate Gas Facil-ities Revenue Bonds to a fixed rate of 5.60% and $50 million of Series D Vari-able Rate Gas Facilities Revenue Bonds to a fixed rate equivalent of 5.64%. In addition, $75 million of 9 1/8% Gas Facilities Revenue Bonds was refunded in 1993. The interest rate on the refunding bonds, which mature in 2020, is 6.37%. Increased subsidiary borrowings included in long-term debt provided an addi-tional $19.2 million to finance consolidated capital expenditures.

At September 30, 1995, the consolidated annualized cost of long-term debt was 7.1%. The Company's 9% and 8.75% Gas Facilities Revenue Bonds became callable on May 15, 1995 and July 1, 1995, respectively, at optional redemption prices of $102. The Company is evaluating the possibility of refunding these bond is-sues.

FINANCIAL FLEXIBILITY AND LIQUIDITY

At September 30, 1995, the Company had cash and temporary cash investments of $40.5 million and available bank lines of credit of $75 million, which lines are available to secure the issuance of commercial paper. The lines of credit can be increased to $150 million by December 1995. Related borrowings primarily are used to finance seasonal working capital requirements, which in recent years have not been significant. At September 30, 1995, there were no borrowings outstanding. In addition, subsidiaries have lines of credit totaling $84 million, which for the most part support borrowings under revolving loan agreements.

At September 30, 1995, the common equity component of the Company's capitaliza-tion was 53.2%.

Fixed charge coverage ratios were 3.17 times in fiscal 1995, 3.21 times in 1994 and 3.19 times in 1993.

RATE AND REGULATORY MATTERS

                              Rate Settlement Plan

In October 1994, the PSC approved a new three-year rate settlement agreement which provided for no base rate increase in fiscal 1995; however, the Company was permitted to amortize to income approximately $1.3 million of deferred credits. Previously, the PSC had approved $31.3 million of additional revenues for fiscal 1994, including $3.0 million of deferred credits, and $31.5 million of additional revenues for fiscal 1993, including $10.9 million of deferred credits.

In addition to earnings sharing provisions, the plan provides new incentives, more flexible pricing in large-volume competitive markets, and rate design mod-ifications to improve the Company's competitive position. The Company is per-mitted to retain 100% of any earnings from discrete incentives (up to 100 basis points on utility equity.) With respect to earnings sharing provisions, the Company will retain 75% of the first 100 basis points of earnings in excess of the allowed return on utility equity unrelated to discrete incentives, and 50% of any additional earnings above that level. In addition, the Company will re-tain a portion of margins above a specified level of sales to certain large-volume customers.

In September 1995, the PSC approved the Company's second stage rate filing cov-ering fiscal 1996. The approval provides for no base rate increase; however, it permits the amortization of $7.5 million in deferred credits. The rate of re-turn on utility common equity will be 10.65% for fiscal 1996, reflecting gener-ally lower prevailing capital costs, and the incentive provisions currently in place would continue and remain available to permit earned rates of return to rise above the allowed level. These revisions became effective on October 1, 1995.

Additionally, base rate increases, if any, in the third year of the agreement would continue to be limited to inflation and partially would be offset by the use of additional available credits.

                            Restructuring Proceeding

In December 1994, the PSC issued its order in the gas industry restructuring case. The proceeding was instituted by the PSC in response to the restructuring of interstate pipeline services by FERC Order 636, which took effect in Novem-ber 1993.

The PSC order addresses incentives and margin-sharing issues in a manner that is generally consistent with the Company's current rate settlement plan and provides utilities broad discretion to employ market-based pricing (subject to caps) for services offered to large-volume, or non-core, customers with dual-fuel capability. The order allows the Company to continue to offer customers a complete array of bundled sales services as well as gas-supply pricing flexi-bility generally comparable to that offered by unregulated competitors to large-volume customers. Further, the Company will offer core customers, reliant solely on gas as a heating or cooling fuel, unbundled sales and transportation, including access to available pipeline transportation and storage capacity. The order reduces the minimum transportation service volume requirement for custom-ers, while encouraging the ultimate elimination of such a requirement. Lastly, the order initiated a new proceeding currently underway to evaluate gas pur-chasing practices and revised gas cost recovery mechanisms and invited propos-als for providing service to small-volume customers aggregated into gas pur-chasing groups. The PSC also has now lifted its orders prohibiting any Company gas marketing subsidiary from operating within the Company's territory.

The Company is fully prepared to meet the requirements of the PSC order. It has filed tariffs applicable to both core and non-core markets in compliance with the PSC order, and has proposed a pilot incentive gas cost recovery mechanism, which was approved by the PSC in September 1995. The mechanism became effective as of September 1, 1995, and provides for the Company to share the benefits of, or absorb a portion of the costs related to, variations in its weighted average cost of gas as compared with a market-based index. Under the terms of the in-centive mechanism, the maximum award or penalty that could be realized is $2.0 million in gas cost recoveries.

                Holding Company Petition and Price Cap Proposal

The Company filed a petition with the PSC to organize its utility operations and those of its subsidiaries within a hold-ing company. This form of corporate organization would provide the Company with the flexibility to take advantage of timely investment and market-entry oppor-tunities and allow the Company to compete more effectively against other energy providers. The Company plans to expand gas marketing and energy management services to large-volume customers, potentially through new subsidiaries to be incorporated separately and owned by the holding company. In conjunction with the formation of the holding company, the Company has proposed to institute a price cap plan for gas services provided to firm tariff customers and to modify the ratemaking applicable to margins for large-volume, non-core transactions. Essentially, any rate increase applicable to core customers would be limited to general price inflation. Further, a specified level of margins on services to non-core customers would be imputed and reflected in overall revenue require-ments at the outset of the price cap period. Thus, the Company would realize any benefit or loss associated with changes in such sales margins from the level initially fixed.

ENVIRONMENTAL MATTERS

The Company is subject to various Federal, state and local laws and regulatory programs related to the environment. These environmental laws govern both the normal, ongoing operations of the Company as well as the cleanup of histori-cally contaminated properties. Ongoing environmental compliance activities, which historically have not been material, are integrated with the Company's regular operations and maintenance activities. As of September 30, 1995, the Company had an accrued liability of $29.3 million and a related unamortized regulatory asset of $33.2 million representing costs associated with investiga-tion and remediation at former manufactured gas plant sites. (See Note 7 to the Consolidated Financial Statements.)

INFLATION

In recent years, the impact of inflation has diminished. Purchased gas costs are passed on to customers through the Gas Adjustment Clause in the Company's tariff. Gas generally remains competitively priced with alternative fuels. Re-covery of the cost of utility property is based on historical cost depreciation charges that are included in utility rates. Such charges are less than current costs or inflation-adjusted costs. However, the Company believes its utility rates generally provide an opportunity to earn a fair return on shareholder in-vestment reflective of its cost of capital and, therefore, maintain access to capital markets in order to finance property additions and replacements.

FINANCIAL STATEMENT RESPONSIBILITY

The Consolidated Financial Statements of the Company and its subsidiaries were prepared by management in conformity with generally accepted accounting princi-ples.

The Company's system of internal controls is designed to provide reasonable as-surance that assets are safeguarded and that transactions are executed in ac-cordance with management's authorizations and recorded to permit preparation of financial statements that present fairly the financial position and operating results of the Company. The Company's internal auditors evaluate and test the system of internal controls. The Company's Vice President and General Auditor reports directly to the Audit Committee of the Board of Directors, which is composed solely of outside directors. The Audit Committee meets periodically with management, the Vice President and General Auditor and Arthur Andersen LLP to review and discuss internal accounting controls, audit results, accounting principles and practices and financial reporting matters.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of The Brooklyn Union Gas Company:

We have audited the accompanying Consolidated Balance Sheet and Consolidated Statement of Capitalization of The Brooklyn Union Gas Company (a New York cor-poration) and subsidiaries as of September 30, 1995 and 1994, and the related Consolidated Statements of Income, Retained Earnings and Cash Flows for each of the three years in the period ended September 30, 1995. These financial state-ments are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing stan-dards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of mate-rial misstatement. An audit includes examining, on a test basis, evidence sup-porting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement pre-sentation. We believe that our audits provide a reasonable basis for our opin-ion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position and capitalization of The Brook-lyn Union Gas Company and subsidiaries as of September 30, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1995, in conformity with generally ac-cepted accounting principles.

As discussed in Notes 1 and 2 to the Consolidated Financial Statements, the Company changed its method of accounting for income taxes and postretirement benefits effective as of October 1, 1993.

/s/ Arthur Andersen LLP
October 23, 1995
New York, New York

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The Consolidated Financial Statements reflect the accounts of the Company and its subsidiaries. All significant intercompany transactions are eliminated. All other adjustments are of a normal, recurring nature.

UTILITY GAS PROPERTY - DEPRECIATION AND MAINTENANCE

Utility gas property is stated at original cost of construction, which in-cludes allocations of overheads and taxes and an allowance for funds used dur-ing construction.

Depreciation is provided on a straight-line basis in amounts equivalent to composite rates on average depreciable property of 3.4% in 1995, 3.3% in 1994 and 3.2% in 1993.

The cost of property retired, plus the cost of removal less salvage, is charged to accumulated depreciation. The cost of repair and minor replacement and renewal of property is charged to maintenance expense.

GAS EXPLORATION AND PRODUCTION PROPERTY - DEPLETION AND DEPRECIATION

The Company's gas exploration and production subsidiaries follow the full cost method of accounting. All productive and nonproductive costs identified with acquisition, exploration and development are capitalized. Provisions for de-pletion are based on the units-of-production method and, when necessary, in-clude provisions related to the asset ceiling test limitations required by the regulations of the Securities and Exchange Commission. Costs of unevaluated gas and oil property are excluded from the amortization base until proved re-serves are established or an impairment is determined.

Provisions for depreciation of all other non-utility property are computed on a straight-line basis over useful lives of three to fifteen years.

INVESTMENTS IN ENERGY SERVICES

Certain subsidiaries own as their principal assets investments in energy-re-lated businesses that are accounted for under the equity method.

REVENUES

Utility customers generally are billed bi-monthly on a cycle basis. Revenues include unbilled amounts related to the estimated gas usage that occurred from the last meter reading to the end of each month.

Revenue requirements to establish utility rates are based on sales to firm customers. Changes in gas costs from amounts recovered in base tariff rates are included in billed firm revenues through the operation of a tariff provi-sion, the Gas Adjustment Clause (GAC). Net revenues from tariff sales for gas and transportation service on an interruptible basis as well as from off-sys-tem gas sales and tariff gas balancing services and capacity release credits are refunded to firm customers subject to sharing provisions in the Company's tariff. The GAC provision requires an annual reconciliation of recoverable gas costs with GAC revenues. Any difference is deferred pending recovery from or refund to firm customers during a subsequent twelve-month period. Revenues also reflect provisions for refund to firm customers of margins in excess of tariff levels.

The Company's tariff contains a weather normalization adjustment that provides for recovery from or refund to firm customers of shortfalls or excesses of firm net revenues during a heating season due to variations from normal weath-er, which is the basis for projecting base tariff revenue requirements. Effec-tive October 1, 1994, the adjustment was modified to exclude weather varia-tions (positive or negative) of less than 2.2% from normal during each billing cycle.

As of April 1, 1995, the Company's gas marketing activities are being ac-counted for under the equity method pursuant to a combination with Pennzoil Gas Marketing, Inc., a wholly-owned subsidiary of Pennzoil Corporation, through a limited liability corporation. Prior to that combination, gas sales by the Company's marketing subsidiary were classified in gas production and other revenue net of their related gas purchase and transportation costs.

HEDGE ACCOUNTING

The Company and its gas exploration and production subsidiaries employ deriva-tive financial instruments, natural gas futures and swaps, for the purpose of managing commodity price risk. Hedging strategies are managed on an individual company basis and meet the criteria for hedge accounting treatment under Statement of Financial Accounting Standards (SFAS) No. 80, "Accounting for Futures Contracts." Accordingly, gains and losses are recognized when the un-derlying transaction is completed, at which time these gains and losses are included in earnings as an offset to revenues or costs recognized when the gas is sold, purchased or transported in accordance with a hedged transaction, and are reflected as cash flows from operations in the accompanying Consolidated Statement of Cash Flows as margin positions are established and maintained. Further, in cases where the transaction results in the acquisition of an as-set, deferred gains and losses are included as part of the carrying amount of the asset acquired.

The Company regularly assesses the relationship between natural gas commodity prices in "cash" and futures markets. The correlation between prices in these markets has been well within a range generally deemed to be acceptable. If cor-relation fell out of an acceptable range, the Company would account for its fi-nancial instrument positions as trading activities.

FEDERAL INCOME TAX

The Company adopted SFAS-109, "Accounting for Income Taxes" at the beginning of fiscal 1994. The Company recorded a regulatory asset for the net cumulative ef-fect of having to provide deferred Federal income tax expense on all differ-ences between the tax and book bases of assets and liabilities at the current tax rate. Prior to adoption of SFAS-109, pursuant to PSC policy, deferred taxes were not provided for certain construction costs incurred before fiscal 1988 and for bases differences related to differences between tax and book deprecia-tion methods. An amortization of the regulatory asset is included in operation expense commencing in 1994, while amounts comparable to this amortization pre-viously were included as part of Federal income tax expense.

Investment tax credits, which were available prior to the Tax Reform Act of 1986, were deferred in operating expense and are amortized as a reduction of Federal income tax in other income over the estimated life of the related prop-erty.

REGULATORY ASSETS

Regulatory assets arise from the allocation of costs and revenues to accounting periods for utility ratemaking purposes differently from bases generally ap-plied by nonregulated companies. Regulatory assets are recognized in accordance with SFAS-71, "Accounting for Certain Types of Regulation."

The Company had net regulatory assets as of September 30, 1995 and 1994 of $109,636,000 and $105,155,000, respectively. These amounts are included in De-ferred Charges and Deferred Credits-Other in the Consolidated Balance Sheet at September 30, 1995 and 1994. In the event that it were no longer subject to the provisions of SFAS-71, the Company estimates that the write-off of these net regulatory assets could result in a charge to net income of approximately $69,000,000 which would be classified as an extraordinary item.

SFAS-121, issued in March 1995 and effective for 1996, establishes accounting standards for the impairment of long-lived assets. This statement is not ex-pected to have a material impact on the Company's financial condition or re-sults of operations upon adoption.

CONSOLIDATED STATEMENT OF INCOME

--------------------------------------------------------------------------------
For the Year Ended September 30,                   1995        1994        1993
--------------------------------------------------------------------------------
                                                  (Thousands of Dollars)
OPERATING REVENUES
 Utility sales                               $1,152,331  $1,279,638  $1,145,315
 Gas production and other                        63,953      58,992      60,189
--------------------------------------------------------------------------------
                                              1,216,284   1,338,630   1,205,504
--------------------------------------------------------------------------------
OPERATING EXPENSES
 Cost of gas                                    446,559     560,657     466,573
 Operation                                      326,381     327,356     309,070
 Maintenance                                     54,813      54,340      54,722
 Depreciation and depletion                      72,020      69,611      64,779
 General taxes                                  134,718     150,743     144,827
 Federal income tax (See Note 1)                 43,283      41,619      42,433
--------------------------------------------------------------------------------
OPERATING INCOME                                138,510     134,304     123,100
OTHER INCOME
 Income from energy services investments          9,458       5,689       1,150
 Gain on sale of investment in Canadian gas
  company                                            --          --      20,462
 Write-off of investment in propane company          --          --     (17,617)
 Other, net                                      (4,309)     (2,338)     (3,379)
 Federal income tax benefit (See Note 1)          1,243         921         950
--------------------------------------------------------------------------------
INCOME BEFORE INTEREST CHARGES                  144,902     138,576     124,666
INTEREST CHARGES
 Long-term debt                                  47,939      46,900      45,344
 Other                                            5,128       4,292       2,759
--------------------------------------------------------------------------------
NET INCOME                                       91,835      87,384      76,563
DIVIDENDS ON PREFERRED STOCK                        337         351         364
--------------------------------------------------------------------------------
INCOME AVAILABLE FOR COMMON STOCK            $   91,498  $   87,033  $   76,199
--------------------------------------------------------------------------------
EARNINGS PER SHARE OF COMMON STOCK
 (Average shares outstanding of 48,211,220,
 46,979,597 and 44,042,365, respectively)    $     1.90  $     1.85  $     1.73
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF RETAINED EARNINGS
--------------------------------------------------------------------------------
For the Year Ended September 30,                   1995        1994        1993
--------------------------------------------------------------------------------
                                                  (Thousands of Dollars)
BALANCE AT BEGINNING OF YEAR                 $  279,466  $  255,979  $  238,867
INCOME AVAILABLE FOR COMMON STOCK                91,498      87,033      76,199
--------------------------------------------------------------------------------
                                                370,964     343,012     315,066
LESS:
 Cash dividends declared ($1.39, $1.35 and
  $1.32 per common share, respectively)          67,229      63,652      58,914
 Other adjustments                                   26        (106)        173
--------------------------------------------------------------------------------
BALANCE AT END OF YEAR                       $  303,709  $  279,466  $  255,979
--------------------------------------------------------------------------------

   The accompanying summary of significant accounting policies and notes are integral parts of these statements.

CONSOLIDATED BALANCE SHEET

-----------------------------------------------------------------------
September 30,                                         1995        1994
-----------------------------------------------------------------------
                                                 (Thousands of Dollars)
ASSETS
PROPERTY
 Utility, at cost                               $1,690,193  $1,599,452
 Accumulated depreciation                         (393,263)   (354,925)
 Gas exploration and production, at cost           353,847     276,659
 Accumulated depletion                            (138,136)   (115,890)
-----------------------------------------------------------------------
                                                 1,512,641   1,405,296
-----------------------------------------------------------------------
INVESTMENTS IN ENERGY SERVICES (See Note 6)        121,023      91,283
-----------------------------------------------------------------------
CURRENT ASSETS
 Cash                                               15,992      11,610
 Temporary cash investments                         24,550      41,881
 Accounts receivable                               146,018     193,130
 Allowance for uncollectible accounts              (13,730)    (14,963)
 Gas in storage, at average cost                    88,810      96,076
 Materials and supplies, at average cost            13,203      11,356
 Prepaid gas costs                                  15,725      14,667
 Other                                              19,856      31,441
-----------------------------------------------------------------------
                                                   310,424     385,198
-----------------------------------------------------------------------
DEFERRED CHARGES                                   172,834     147,297
-----------------------------------------------------------------------
                                                $2,116,922  $2,029,074
-----------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION (See accompanying statement and
 Note 4)
 Common equity                                  $  826,290  $  774,236
 Preferred stock, redeemable                         6,900       7,200
 Long-term debt                                    720,569     701,377
-----------------------------------------------------------------------
                                                 1,553,759   1,482,813
-----------------------------------------------------------------------
CURRENT LIABILITIES
 Accounts payable                                  103,705     132,491
 Dividends payable                                  17,536      16,609
 Taxes accrued                                       3,635      15,213
 Customer deposits                                  22,252      22,445
 Customer budget plan credits                       24,790      18,358
 Interest accrued and other                         39,438      45,807
-----------------------------------------------------------------------
                                                   211,356     250,923
-----------------------------------------------------------------------
DEFERRED CREDITS AND OTHER LIABILITIES
 Federal income tax                                247,882     230,316
 Unamortized investment tax credits                 20,948      22,000
 Other                                              82,977      43,022
-----------------------------------------------------------------------
                                                   351,807     295,338
-----------------------------------------------------------------------
                                                $2,116,922  $2,029,074
-----------------------------------------------------------------------

   The accompanying summary of significant accounting policies and notes are integral parts of these statements.

CONSOLIDATED STATEMENT OF CAPITALIZATION

--------------------------------------------------------------------------------
September 30,                                                  1995        1994
-------------------------------------------------------------------------------
                                                        (Thousands of Dollars)
COMMON EQUITY
 Common stock, $.33 1/3 par value, authorized
  70,000,000 shares; outstanding 48,788,320 and
  47,590,015 shares, respectively, stated at            $   522,581 $   494,770
 Retained earnings (See accompanying statement)             303,709     279,466
-------------------------------------------------------------------------------
                                                            826,290     774,236
-------------------------------------------------------------------------------
PREFERRED STOCK, REDEEMABLE
 $100 par value, cumulative, authorized 900,000 shares
  4.60% Series B, 72,000 and 75,000 shares outstanding,
  respectively                                                7,200       7,500
 Less: Current sinking fund requirements                        300         300
-------------------------------------------------------------------------------
                                                              6,900       7,200
-------------------------------------------------------------------------------
LONG-TERM DEBT
 Gas facilities revenue bonds (issued through New York
  State Energy Research and Development Authority)
  9% Series 1985 A due May 2015                              98,500      98,500
  8 3/4% Series 1985 due July 2015                           55,000      55,000
  6.368% Series 1993 A and Series 1993 B due April 2020      75,000      75,000
  7 1/8% Series 1985 I due December 2020                     62,500      62,500
  7% Series 1985 II due December 2020                        62,500      62,500
  6.75% Series 1989 A due February 2024                      45,000      45,000
  6.75% Series 1989 B due February 2024                      45,000      45,000
  5.6% Series 1993 C due June 2025                           55,000      55,000
  6.95% Series 1991 A and Series 1991 B due July 2026       100,000     100,000
  5.635% Series 1993 D-1 and Series 1993 D-2 due July
   2026                                                      50,000      50,000
-------------------------------------------------------------------------------
                                                            648,500     648,500
 Subsidiary borrowings                                       72,069      52,877
-------------------------------------------------------------------------------
                                                            720,569     701,377
-------------------------------------------------------------------------------
                                                        $1,553,759  $ 1,482,813
-------------------------------------------------------------------------------

   The accompanying summary of significant accounting policies and notes are integral parts of these statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

-------------------------------------------------------------------------------
For the Year Ended September 30,                    1995       1994       1993
-------------------------------------------------------------------------------
                                                  (Thousands of Dollars)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                     $  91,835  $  87,384  $  76,563
Adjustments to reconcile net income to net
 cash provided by
 operating activities:
 Depreciation and depletion                       77,696     75,386     71,376
 Deferred Federal income tax                      11,037     10,897      7,599
 Gain on sale of investment in Canadian gas
  company                                             --         --    (20,462)
 Write-off of investment in propane company           --         --     17,617
 Amortization of investment tax credit            (1,052)    (1,074)    (1,074)
 Income from energy services investments          (9,458)    (5,689)    (1,150)
 Dividends received from energy services
  investments                                      3,595      4,392      7,421
 Allowance for equity funds used during
  construction                                    (1,274)    (2,076)    (1,671)
 Change in accounts receivable, net               44,712     31,906    (61,097)
 Change in accounts payable                      (29,283)   (34,121)    41,094
 Gas inventory and prepayments                     6,208      5,498    (31,063)
 Other                                            16,799     21,518      7,883
-------------------------------------------------------------------------------
Cash provided by operating activities            210,815    194,021    113,036
-------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Sale of common stock                              27,974     29,828     71,866
Common stock proceeds receivable                      --     44,910    (44,910)
Issuance of long-term debt                        19,192     12,077    186,900
-------------------------------------------------------------------------------
                                                  47,166     86,815    213,856
Repayments
 Preferred stock                                    (300)      (300)      (300)
 Long-term debt                                       --         --   (180,000)
-------------------------------------------------------------------------------
                                                  46,866     86,515     33,556
Dividends paid                                   (67,566)   (64,003)   (59,278)
Other                                                (34)       106      2,156
-------------------------------------------------------------------------------
Cash (used in) provided by financing
 activities                                      (20,734)    22,618    (23,566)
-------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures (excluding allowance for
 equity funds
 used during construction)                      (212,732)  (197,496)  (202,843)
Trust funds, utility construction                     --         --     54,610
Proceeds from sale of investment in Canadian
 gas company                                          --     11,691     30,027
Other                                              9,702      1,398      7,400
-------------------------------------------------------------------------------
Cash used in investing activities               (203,030)  (184,407)  (110,806)
-------------------------------------------------------------------------------
CHANGE IN CASH AND TEMPORARY CASH INVESTMENTS  $ (12,949) $  32,232  $ (21,336)
-------------------------------------------------------------------------------
CASH AND TEMPORARY CASH INVESTMENTS AT
 BEGINNING OF YEAR                             $  53,491  $  21,259  $  42,595
-------------------------------------------------------------------------------
CASH AND TEMPORARY CASH INVESTMENTS AT END OF
 YEAR                                          $  40,542  $  53,491  $  21,259
-------------------------------------------------------------------------------
Temporary cash investments are short-term marketable securities purchased with maturities of three months or less that are carried at cost which approximates their fair value.
Supplemental disclosures of cash flows
 Income taxes                                  $  36,000  $  36,900  $  32,100
 Interest                                      $  53,047  $  50,872  $  51,804
-------------------------------------------------------------------------------

   The accompanying summary of significant accounting policies and notes are integral parts of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. FEDERAL INCOME TAX

Income tax expense (benefit) is reflected as follows in the Consolidated Statement of Income:

------------------------------------------------------------------
Year Ended September 30,                   1995     1994     1993
------------------------------------------------------------------
                                        (Thousands of Dollars)
OPERATING EXPENSES
 Current                                $32,970  $39,466  $29,172
 Deferred                                10,313    2,153   13,261
------------------------------------------------------------------
                                         43,283   41,619   42,433
------------------------------------------------------------------
OTHER INCOME
 Current                                   (915)  (8,591)   5,786
 Deferred                                   724    8,744   (5,662)
 Amortization of investment tax credits  (1,052)  (1,074)  (1,074)
------------------------------------------------------------------
                                         (1,243)    (921)    (950)
------------------------------------------------------------------
Total Federal income tax                $42,040  $40,698  $41,483
------------------------------------------------------------------

The Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes" as of October 1, 1993. The adoption of SFAS-109 did not have a material effect on consolidated net income because the Company recorded a regulatory asset for the increase in accumulated deferred Federal income taxes not previously provided pursuant to regulatory orders.

The components of the Company's net deferred income tax liability reflected as Deferred Credits and Other Liabilities --federal income tax in the Consoli-dated Balance Sheet are as follows:

------------------------------------------------------------
September 30,                             1995         1994
------------------------------------------------------------
                                   (Thousands of Dollars)
DEFERRED CREDITS AND OTHER
LIABILITIES -- FEDERAL
INCOME TAX
Property-related
  Utility                          $   180,708  $   176,486
  Net tax regulatory asset              28,214       29,087
  Gas production and other              49,402       30,841
Regulatory settlement items             (9,261)      (9,879)
Gas cost and other                      (1,181)       3,781
------------------------------------------------------------
Net deferred income tax liability  $   247,882  $   230,316
------------------------------------------------------------

As required by standards in effect prior to the adoption of SFAS-109, the com-ponents of deferred tax expense related to the following items in 1993 are: property related -- $9,782,000; rate settlement items -- $(245,000); write-off of propane investment -- $(7,720,000); gas costs and other -- $5,781,000.

The following is a reconciliation between reported income tax and tax computed at the statutory rate of 35% for 1995 and 1994 and 34.75% for 1993:

------------------------------------------------------------------
Year Ended September 30,                 1995     1994     1993
------------------------------------------------------------------
                                        (Thousands of Dollars)
Computed at statutory rate              $46,856  $44,828  $41,021
Adjustments related to:
 Utility property                            --       --    1,179
 Gas production and other                (2,730)  (1,303)     858
 Nontaxable interest income                (870)    (556)    (396)
 Amortization of investment tax credits  (1,052)  (1,074)  (1,074)
 Other, net                                (164)  (1,197)    (105)
------------------------------------------------------------------
Total Federal income tax                $42,040  $40,698  $41,483
------------------------------------------------------------------
Effective income tax rate                    31%      32%      35%
------------------------------------------------------------------

2. POSTRETIREMENT BENEFITS

A. PENSION: The Company has a noncontributory defined benefit pension plan covering substantially all employees. Benefits are based on years of service and compensation. The Company records expense in accordance with treatment es-tablished by the New York State Public Service Commission (PSC) applicable to its adoption of SFAS-87, "Employers' Accounting for Pensions," SFAS-88, "Em-ployers' Accounting for Settlements and Curtailments of Defined Benefit Pen-sion Plans and for Termination Benefits" and SFAS-106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Accordingly, the Company's revenue requirement reflects the aggregate expenses related to pensions and other postretirement benefit obligations as determined under the applicable accounting standards.

In December 1994, the Company completed a voluntary early retirement program for bargaining employees. In September 1994, the Company completed a similar voluntary early retirement program for management employees. As a result, the Company recorded special retirement charges in fiscal 1995 and 1994 of $5,416,000 and $8,465,000, respectively.

The Company's funding policy for pensions is in accordance with requirements of Federal law and regulations. There were no pension contributions in 1995, 1994 and 1993.

The calculation of net periodic pension cost follows:

---------------------------------------------------------------------------
Year Ended September 30,                          1995      1994      1993
---------------------------------------------------------------------------
                                                (Thousands of Dollars)
Service cost, benefits earned during the year  $11,533  $ 15,100  $ 14,244
Special retirement charge                        5,416     8,465        --
---------------------------------------------------------------------------
                                               $16,949  $ 23,565  $ 14,244
---------------------------------------------------------------------------
Interest cost on projected benefit obligation   35,128    29,511    24,617
Return on plan assets                          (82,626)  (12,430)  (76,671)
Net amortization and deferral                   34,786   (32,798)   44,976
---------------------------------------------------------------------------
Total pension cost                             $ 4,237  $  7,848  $  7,166
---------------------------------------------------------------------------

The following table sets forth the plan's funded status and amounts recognized in the Company's Consolidated Balance Sheet. Plan assets principally are in-vestment grade common stock and fixed income securities.

---------------------------------------------------------------------------
September 30,                                            1995         1994
---------------------------------------------------------------------------
                                                  (Thousands of Dollars)
Actuarial present value of benefit obligations
 Vested                                           $  (401,159) $  (333,890)
 Accumulated                                      $  (423,434) $  (353,172)
 Projected                                        $  (545,825) $  (446,676)
Plan assets at fair value                         $   555,906  $   497,280
---------------------------------------------------------------------------
Plan assets in excess of projected benefit
 obligation                                       $    10,081  $    50,604
Unrecognized net loss (gain) from experience and
 changes in assumptions                                10,880      (21,007)
Unrecognized transition asset                         (32,566)     (37,218)
---------------------------------------------------------------------------
Accrued pension cost                              $   (11,605) $    (7,621)
---------------------------------------------------------------------------
Assumptions:
 Obligation discount                                     7.00%        8.00%
 Asset return                                            7.50%        8.00%
 Average annual increase in compensation                 5.50%        5.50%
---------------------------------------------------------------------------

B. RETIREE HEALTH CARE AND LIFE INSURANCE: The Company sponsors noncontributory defined benefit plans under which it provides certain health care and life in-surance benefits for retired employees. The Company has been funding a portion of future benefits over employees' active service lives through a Voluntary Em-ployee Beneficiary Association (VEBA) trust. Contributions to VEBA trusts are tax deductible, subject to limitations contained in the Internal Revenue Code. The Company's policy is to fund the cost of postretirement benefits to the ex-tent rate recoveries are allowed for pension and postretirement benefit costs.

The Company adopted SFAS-106 as of October 1, 1993. SFAS-106 requires that the costs of postretirement benefits other than pensions be accrued over employee service lives by the time of retirement eligibility. Its adoption did not have a material effect on consolidated net income because utility rates in fiscal 1994 reflected full recovery of annual SFAS-106 costs. The transition obliga-tion upon adoption totaled $77.1 million, which is being amortized over twenty years. Prior to the adoption of SFAS-106, such costs, including payments to re-tirees and trust fund contributions, amounted to $17,078,000 in 1993.

Net periodic postretirement benefit cost included the following components:

------------------------------------------------------------------------------
Year Ended September 30,                                    1995         1994
------------------------------------------------------------------------------
                                                     (Thousands of Dollars)
Service cost, benefits earned during the year        $     2,590  $     2,826
Interest cost on accumulated postretirement benefit
 obligation                                                9,958        7,916
Return on plan assets                                     (6,746)        (340)
Net amortization and deferral                              6,752          141
------------------------------------------------------------------------------
Postretirement benefit cost                          $    12,554  $    10,543
------------------------------------------------------------------------------

The following table sets forth the plans' funded status, reconciled with amounts recognized in the Company's Consolidated Balance Sheet.

----------------------------------------------------------------------------
September 30,                                             1995         1994
----------------------------------------------------------------------------
                                                   (Thousands of Dollars)
Actuarial present value of accumulated
 postretirement benefit obligation
 Retirees                                          $   (87,022) $   (53,218)
 Fully eligible active plan participants               (10,980)     (17,106)
 Other active plan participants                        (56,157)     (32,890)
----------------------------------------------------------------------------
                                                   $  (154,159) $  (103,214)
Plan assets at fair value, primarily stocks and
 bonds                                             $    72,638  $    56,163
----------------------------------------------------------------------------
Accumulated postretirement benefit obligation in
 excess of plan assets                             $   (81,521) $   (47,051)
Unrecognized net loss (gain) from past experience
 different from that assumed and from changes in
 assumptions                                            25,345      (16,875)
Unrecognized transition obligation                      67,781       71,547
----------------------------------------------------------------------------
Prepaid postretirement benefit cost                $    11,605  $     7,621
----------------------------------------------------------------------------
Assumptions:
 Obligation discount                                      7.00%        8.00%
 Asset return                                             7.50%        8.00%
----------------------------------------------------------------------------

The measurement also assumes a health care cost trend rate of 9.0% in 1995, decreasing to 5.0% by the year 2007 and remaining at that level thereafter. A 1.0% increase in the health care cost trend rate would have the effect of in-creasing the accumulated postretirement benefit obligation as of September 30, 1995 and the net periodic SFAS-106 expense by approximately $15,830,000 and $1,752,000, respectively. The measurement for the year ended September 30, 1994 assumed a health care cost trend rate of 9.5% in 1994 decreasing to 5.0% by 2007.

3. FIXED OBLIGATIONS

A. LEASES: Lease costs included in operation expense were $14,706,000 in 1995, $15,547,000 in 1994 and $14,247,000 in 1993. The future minimum lease payments under the Company's various leases, all of which are operating leases, are ap-proximately $14,300,000 per year over the next five years and $163,100,000 in the aggregate for years thereafter.

The Company has a lease agreement with a remaining term of 16 years for its corporate headquarters.

B. FIXED CHARGES UNDER FIRM CONTRACTS: The Company has entered into various contracts for gas delivery and supply services. The contracts have varying terms that extend from one to twenty years. Certain of these contracts require payment of monthly charges in the aggregate amount of approximately $4.2 mil-lion per month in all events and regardless of the level of service available. Such charges are recovered as gas costs.

4. CAPITALIZATION

A. COMMON AND PREFERRED STOCK: In 1995 and 1994, the Company issued 1,198,305 and 1,209,734 shares of common stock for $27,974,000 and $29,828,000, respec-tively, under the Automatic Dividend Reinvestment and Stock Purchase Plan, the Discount Stock Purchase Plan for Employees, and the Employee Savings Plan. At September 30, 1995, 1,200,070 unissued shares of common stock were reserved for issuance under these plans. On October 6, 1993, the Company issued 1,800,000 shares of common stock providing net proceeds of $44,910,000. Other changes to common stock reflect the amortization of premiums paid on preferred stock redeemed in prior years which were deferred in order to reflect the ratemaking treatment. Annual amortization was approximately $155,000 in each of the past two years.

The 4.60% Series B preferred stock is subject to an annual sinking fund re-quirement of 3,000 shares at par value.

B. GAS FACILITIES REVENUE BONDS AND OTHER: The Company issues tax-exempt bonds through the New York State Energy Research and Development Authority. Whenever bonds are issued for new gas facilities projects, proceeds are deposited in trust and subsequently withdrawn by the Company to finance qualified expendi-tures.

There are no sinking fund requirements for any Gas Facilities Revenue Bonds. The Company's 9.0% and 8.75% Gas Facilities Revenue Bonds became callable on May 15, 1995 and July 1, 1995, respectively, each issue at the optional re-demption price of 102% of par value plus accrued interest. The Company is evaluating the possibility of refunding these bond issues.

Other long-term debt consists primarily of debt of a subsidiary under a re-volving loan agreement with no payments currently due. The annual average in-terest rate on this debt was 6.8% in fiscal 1995.

5. FINANCIAL INSTRUMENTS

A. FAIR VALUE OF FINANCIAL INSTRUMENTS: The Company's long-term debt consists primarily of publicly traded Gas Facilities Revenue Bonds, the fair value of which is estimated based on quoted market prices for the same or similar issues. The fair value of these bonds at September 30, 1995 and 1994 was $673,408,300 and $651,255,200, respectively, and the carrying value was $648,500,000 in both years. Subsidiary debt is carried at an amount approximating fair value because its interest rate is based on market rates.

The fair value of the Company's redeemable preferred stock is estimated based on quoted market prices for similar issues. At September 30, 1995 and 1994, the fair value of this stock was $5,228,800 and $4,796,640, respectively, and the carrying value was $6,900,000 and $7,200,000, respectively.

All other financial instruments included in the Consolidated Balance Sheet are stated in amounts that approximate fair values.

B. DERIVATIVE FINANCIAL INSTRUMENTS: The Company and its gas exploration and production subsidiaries employ derivative financial instruments, natural gas futures and swaps, for the purpose of managing commodity price risk.

The utility tariff applicable to certain large-volume customers permits gas to be sold at prices established monthly within a specified range expressed as a percentage of prevailing alternate fuel prices (oil). Commencing in fiscal 1995, the Company initiated a hedging strategy designed to fix margins on specified portions of the sales to this market. Implementation of the strategy involves establishment of long positions in gas futures with offsetting short positions in oil futures of equivalent energy value over the same time period. The long gas futures position replicates the cost of gas to serve this market while the short oil futures position correspondingly fixes the selling price of gas to the target customers at the desired relationship to the price of the alternative fuel. A similar strategy involving swaps contracts is utilized for customers whose alternate fuel is No. 6 oil. These contracts cover 463,000 barrels of oil and extend through September 1996.

The Company also entered into a series of swaps transactions to minimize its exposure to differences in the market prices of gas at certain receipt points in producing areas. These basis swaps contracts cover 14.5 billion cubic feet of gas through October 1996.

With respect to natural gas production operations, the Company generally uses swaps (for production beyond 18 months), and standard New York Mercantile Ex-change futures contracts (for production within 18 months) to hedge the price risk related to known production plans and capabilities. These contracts in-clude a fixed price/volume and are structured as both straight and participat-ing swaps. In either case, the Company pays the other parties the amount by which the floating variable price (settlement price) exceeds the fixed price and receives the amount by which the settlement price is below the fixed price. The settlement volume of participating swaps is reduced by 50% if the settlement price exceeds a defined limit.

The following table summarizes the notional amounts and related fair values of the Company's derivative financial instrument positions outstanding at Septem-ber 30, 1995 and 1994. In 1994, these amounts included marketing activities which were combined with those of Pennzoil Gas Marketing, Inc., through a lim-ited liability company in 1995. Fair values are based on dealer quotes for the same or similar instruments. Differences between the notional contract amounts and fair values represent implicit gains or losses if the instruments were settled at market.

-----------------------------------------------------
September 30,            1995             1994
-----------------------------------------------------
                         (Thousands of Dollars)
                   NOTIONAL  FAIR   Notional   Fair
                    AMOUNT   VALUE   Amount   Value
-----------------------------------------------------
Futures contracts  $89,640  $86,394 $ 43,047 $ 39,911
Swaps contracts    $80,073  $82,705 $123,291 $116,161
-----------------------------------------------------

Futures contracts expire and are renewed monthly. As of September 30, 1995, no such contract extended beyond September 1996. Further, swaps contracts are settled monthly and extend through March 1998. Margin deposits with brokers at September 30, 1995 amounted to $1,662,400. Deferred losses on closed positions were $748,000 and $1,225,000 at September 30, 1995 and 1994, respectively.

The Company and its subsidiaries are exposed to credit risk in the event of nonperformance by counterparties to futures and swaps contracts, as well as nonperformance by the counterparties of the transactions against which they are hedged. The Company believes that the credit risk related to the futures and swaps contracts is no greater than that associated with the primary con-tracts which they hedge, as these contracts are with major investment grade financial institutions, and that elimination of the price risk lowers the Company's overall business risk.

6. INVESTMENT IN IROQUOIS PIPELINE

A Company subsidiary, North East Transmission Co., Inc. (NETCO), owns an 11.4% interest in Iroquois Gas Transmis-sion System, L.P. (Iroquois), which partnership owns and operates a 375-mile pipeline from Canada to the Northeast. NETCO's investment in Iroquois was $23.4 million at September 30, 1995.

In 1992, Iroquois was informed by the U.S. Attorneys' Offices of various dis-tricts of New York of a civil investigation of alleged violations of the U.S. Army Corps of Engineers (COE) permit, a related State Water Quality Certifica-tion and/or the Federal Clean Water Act. Further, agency investigations of mat-ters related to the construction of the Iroquois pipeline have been commenced by COE and the Federal Energy Regulatory Commission. Iroquois also has received inquiries from the Federal Department of Transportation and the PSC concerning certain construction activities. Civil penalties could be imposed if violations of Iroquois' governmental authorizations are shown to have occurred. No pro-ceedings in connection with these investigations and inquiries have been commenced.

Also in 1992, a criminal investigation of Iroquois was initiated and is being conducted by Federal authorities pertaining to various matters related to the construction of the pipeline. To date, no criminal charges have been filed. Ir-oquois' management believes the pipeline construction and right-of-way activi-ties were conducted in a responsible manner. However, Iroquois deems it proba-ble that indictments will be sought in connection with this investigation and in them substantial fines and other sanctions.

The Company has been informed that Iroquois and its counsel have met and expect to continue to meet with those responsible for the civil and criminal investi-gations, from time to time, both to gain an informed understanding of the focus and direction of the investigations in order to defend itself and to explore possible resolutions that may be acceptable to all parties. A comprehensive resolution of these matters could have a material adverse effect on Iroquois' financial condition. Although no agreements have been reached regarding the disposition of these matters, based on discussions with Iroquois' management, in 1995 the Company recorded a provision which it believes to be adequate to cover its proportionate share of estimated costs of legal proceedings involving Iroquois. The provision and ultimate resolution of these matters has not and is not expected to materially affect the Company's results of operations and fi-nancial position.

7. ENVIRONMENTAL MATTERS

Historically, the Company, or predecessor entities to the Company, owned or op-erated several former manufactured gas plant (MGP) sites. These sites have been identified for the New York State Department of Environmental Conservation
(DEC) for inclusion on appropriate waste site inventories. In certain circum-stances, former MGP sites can give rise to environmental cleanup responsibili-ties for the Company.

Two MGP sites are under active consideration by the Company. One site, which is located on property still owned by the Company, is the former Coney Island MGP facility located in Brooklyn, New York. This site is the subject of continuing interim remedial action under the direction of the U.S. Coast Guard. Moreover, the Company recently has executed a consent order with the DEC with respect to addressing the overall remediation of the Coney Island site in accordance with state law. A schedule of investigative and cleanup activities is being devel-oped, leading to a cleanup over the next several years. The other site cur-rently is owned by the City of New York. The Company and the City are in the process of discussing a mutual approach to sharing potential environmental re-sponsibility for this site. The Company believes it is likely that, at a mini-mum, investigative costs will be incurred by the Company with respect to that site.

The DEC is maintaining open files and requiring the Company to continue moni-toring or related investigatory efforts at two other Company-owned properties.

Except as described above, no administrative or judicial proceedings or claims involving other former MGP sites have been initiated. Although the potential cost of cleanup with respect to these other sites may be material if the Com-pany ever is compelled to address these sites, the Company cannot at this time determine the cost or extent of any cleanup efforts if cleanup ultimately should be required.

Based upon the terms of the consent order for the Coney Island site and costs of investigation for the other MGP site under active consideration, the Company believes that the minimum cost of MGP-related environmental cleanup will be ap-proximately $34 million, which, based upon current information, will be primar-ily for the Coney Island site. This amount includes approximately $4.9 million of costs expended as of September 30, 1995. The Company's actual MGP-related costs may be substantially higher, depending upon remediation experience, even-tual end use of the sites, and environmental conditions not addressed in the consent order or current investigative plans. Such potential additional costs are not subject to estimation at this time.

As of September 30, 1995, the Company had an accrued liability of $29.3 million and a related unamortized regulatory asset of $33.2 million. By order issued February 16, 1995, the PSC approved the Company's July 1993 petition to defer the costs associated with environmental site investigation and remediation in-curred in 1993 and thereafter. Accordingly, recovery of these costs began in fiscal 1995. The recovery of these costs in rates is conditioned upon the absence of a PSC determination that such costs have not been reasonably or prudently incurred. In addition, the Company must demonstrate that it has taken all reasonable steps to obtain cost recovery from all available funding sources, including other potentially responsible parties. The PSC has initiated a generic proceeding to assess the extent of the potential liability for cleanup of MGP sites by the State's gas utilities and has indicated that it may consider in that proceeding generic policies regarding the recovery of such costs through gas utility rates. Any such policies may affect the Company's ability to reflect such costs in rates following the last year of the current rate agreement. At this time, the Company is unable to predict the outcome of that proceeding.

8. SUPPLEMENTAL GAS AND OIL DISCLOSURES
CAPITALIZED COSTS RELATING TO GAS AND OIL PRODUCING ACTIVITIES

----------------------------------------------------------------------
September 30,                                       1995         1994
----------------------------------------------------------------------
                                             (Thousands of dollars)
Unproved properties not being amortized      $    35,082  $    25,335
Properties being amortized - productive and
 nonproductive                                   299,398      240,572
----------------------------------------------------------------------
Total capitalized costs                          334,480      265,907
Accumulated depletion                           (132,809)    (109,885)
----------------------------------------------------------------------
Net capitalized costs                        $   201,671  $   156,022
----------------------------------------------------------------------

At September 30, 1995, the Company had an immaterial deficiency in its asset ceiling test; however, such deficiency was eliminated by subsequent price changes.

The following is a summary of the costs (in thousands of dollars) which are ex-cluded from the amortization calculation as of September 30, 1995, by year of acquisition: 1995-$23,114; 1994-$9,889; and prior years-$2,077. The Company cannot accurately predict when these costs will be included in the amortization base, but it is expected that these costs will be evaluated within the next five years.

COSTS INCURRED IN PROPERTY ACQUISITION, EXPLORATION AND DEVELOPMENT ACTIVITIES

---------------------------------------------------------------------
                                 Total          United States Canada
                        ----------------------- ------------- -------
                          1995*   1994*    1993          1993    1993
---------------------------------------------------------------------
                                       (Thousands of dollars)
Acquisition of proper-
 ties--
 Unproved properties    $10,996 $11,022 $ 5,289    $ 4,937    $   352
 Proved properties       14,983  28,370  40,091     30,541      9,550
Exploration               5,907  18,961   2,831      2,831         --
Development              37,953   9,781  16,588     11,238      5,350
---------------------------------------------------------------------
Total costs incurred    $69,839 $68,134 $64,799    $49,547    $15,252
---------------------------------------------------------------------

RESULTS OF OPERATIONS FROM GAS AND OIL PRODUCING ACTIVITIES

---------------------------------------------------------------------
                                 Total          United States Canada
                        ----------------------- ------------- -------
                          1995*   1994*    1993          1993    1993
---------------------------------------------------------------------
                                       (Thousands of dollars)
Revenues from gas and
 oil producing activi-
 ties--
Sales to unaffiliated
 parties                $40,810 $41,185 $43,076    $31,745    $11,331
Sales to affiliates          --   2,023   1,482      1,482         --
---------------------------------------------------------------------
 Revenues                40,810  43,208  44,558     33,227     11,331
---------------------------------------------------------------------
Production and lifting
 costs                    5,762   5,360   8,608      4,232      4,376
Depletion                22,906  24,978  22,525     20,990      1,535
---------------------------------------------------------------------
 Total expenses          28,668  30,338  31,133     25,222      5,911
---------------------------------------------------------------------
Income before taxes      12,142  12,870  13,425      8,005      5,420
Income taxes              1,957   3,306   4,129      1,691      2,438
---------------------------------------------------------------------
Results of gas and oil
 producing activities
 (excluding corporate
 overhead and interest
 costs)                 $10,185 $ 9,564 $ 9,296    $ 6,314    $ 2,982
---------------------------------------------------------------------

* Gas and oil operations were conducted predominantly in the United States in 1995 and 1994.

The gas and oil reserves information is based on estimates of proved reserves attributable to the Company's interest as of September 30 of the years pre-sented. These estimates principally were prepared by independent petroleum consultants. Proved reserves are estimated quantities of natural gas and crude oil which geological and engineering data demonstrate with reasonable cer-tainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

The standardized measure of discounted future net cash flows from production of proved reserves was developed as follows:

1) Estimates are made of quantities of proved reserves and future periods dur-ing which they are expected to be produced based on year-end economic conditions.

2) The estimated future cash flows are compiled by applying year-end prices of gas and oil relating to the Company's proved reserves to the year-end quan-tities of those reserves except for the reserves devoted to future produc-tion that is hedged. These reserves are priced at their respective hedge amount. Future price changes are considered only to the extent provided by contractual arrangements in existence at year-end.

3) The future cash flows are reduced by estimated production costs, costs to develop the proved reserves and certain abandonment costs, all based on year-end economic conditions.

4) Future income tax expenses are based on year-end statutory tax rates giving effect to the remaining tax basis in the gas and oil properties and other deductions, credits and allowances relating to the Company's proved gas and oil reserves.

5) Future net cash flows are discounted to present value by applying a dis-count rate of 10%.

The standardized measure of discounted future net cash flows does not purport, nor should it be interpreted, to present the fair value of the Company's gas and oil reserves. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs and a discount factor more representative of the time value of money and the risks inherent in re-serve estimates.

------------------------------------------------------------------------------
RESERVE QUANTITY INFORMATION

NATURAL GAS (MMcf)
------------------------------------------------------------------------------
                                      Total             United States Canada
                             -------------------------  ------------- --------
                               1995*    1994*     1993           1993    1993
------------------------------------------------------------------------------
Proved Reserves--
 Beginning of Year           142,858  108,847  111,664      84,171     27,493
 Revisions of previous esti-
  mates                       13,539   (2,297)   9,036       1,438      7,598
 Extensions and discoveries   38,985   25,890    4,696       3,915        781
 Production                  (21,822) (22,814) (26,596)    (21,007)    (5,589)
 Purchases of reserves in
  place                       21,495   34,931   91,016      40,330     50,686
 Sales of reserves in place       --   (1,699) (80,969)         --    (80,969)
------------------------------------------------------------------------------
Proved Reserves--
 End of Year                 195,055  142,858  108,847     108,847         --
------------------------------------------------------------------------------
Proved Developed Reserves--
 Beginning of Year           110,225  100,454   93,417      65,924     27,493
------------------------------------------------------------------------------
 End of Year                 151,594  110,225  100,454     100,454         --
------------------------------------------------------------------------------

 * Gas and oil reserves were located predominantly in the United States in 1995 and 1994.

CRUDE OIL, CONDENSATE AND NATURAL GAS LIQUIDS (MBbls)

----------------------------------------------------------------------------
                                       Total           United States Canada
                                 --------------------  ------------- -------
                                 1995*  1994*    1993           1993   1993
----------------------------------------------------------------------------
Proved Reserves --
 Beginning of Year                 807   443    2,304       520       1,784
 Revisions of previous estimates   245  (140)     184       (91)        275
 Extensions and discoveries        155   155        3         3          --
 Production                       (148)  (96)    (320)     (109)       (211)
 Purchases of reserves in place    103   495      121       120           1
 Sales of reserves in place         --   (50)  (1,849)       --      (1,849)
----------------------------------------------------------------------------
Proved Reserves --
 End of Year                     1,162   807      443       443          --
----------------------------------------------------------------------------
Proved Developed Reserves --
 Beginning of Year                 543   407    2,239       455       1,784
----------------------------------------------------------------------------
 End of Year                       974   543      407       407          --
----------------------------------------------------------------------------

* Gas and oil reserves were located predominantly in the United States in 1995 and 1994.

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED GAS AND OIL RESERVES

-----------------------------------------------------------------------------
                                                             Total*
                                                    -------------------------
                                                           1995         1994
-----------------------------------------------------------------------------
                                                    (Thousands of dollars)
Future cash flow                                    $   314,627  $   249,437
Future costs--
 Production                                             (57,941)     (47,149)
 Development                                            (29,948)     (22,241)
-----------------------------------------------------------------------------
Future net inflows before income tax                    226,738      180,047
Future income taxes                                     (43,705)     (26,930)
-----------------------------------------------------------------------------
Future net cash flows                                   183,033      153,117
10% discount factor                                     (49,512)     (44,983)
-----------------------------------------------------------------------------
Standardized measure of discounted future net cash
 flows                                              $   133,521  $   108,134
-----------------------------------------------------------------------------

* Gas and oil reserves were located predominantly in the United States in 1995 and 1994.

CHANGES IN STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS FROM PROVED RESERVE QUANTITIES

---------------------------------------------------------------------------
                              1995      1994             1993
                          --------  --------  ----------------------------
                                                         United
                            TOTAL*   Total*    Total     States    Canada
---------------------------------------------------------------------------
                                         (Thousands of dollars)
Standardized measure -
  beginning of year       $108,134  $110,406  $ 90,665  $ 76,695  $ 13,970
Sales and transfers, net
 of production costs       (35,048)  (37,848)  (35,950)  (28,995)   (6,955)
Net change in sales and
 transfer prices, net of
 production costs           (2,786)  (25,005)    4,001     7,011    (3,010)
Extensions and
 discoveries and
 improved recovery, net
 of future production       28,868    15,536     6,554     5,994       560
Changes in estimated
 future development
 costs                      (2,351)   (1,016)   (8,281)   (8,281)       --
Development costs
 incurred during the
 period that reduced
 future development
 costs                      10,360     6,381    12,354    12,354        --
Revisions of quantity
 estimates                  13,858    (2,917)    6,195     1,926     4,269
Accretion of discount       11,763    12,397    11,033     8,921     2,112
Net change in income
 taxes                      (7,856)    4,001    (3,079)   (1,045)   (2,034)
Purchases of reserves in
 place                      15,176    27,561    61,410    40,548    20,862
Sales of reserves in
 place                          --    (2,110)  (27,539)       --   (27,539)
Changes in production
 rates (timing) and
 other                      (6,597)      748    (6,956)   (4,721)   (2,235)
---------------------------------------------------------------------------
Standardized measure -
  end of year             $133,521  $108,134  $110,406  $110,406  $     --
---------------------------------------------------------------------------

 * Gas and oil reserves were located predominantly in the United States in 1995 and 1994.

SUPPLEMENTARY INFORMATION (UNAUDITED)

QUARTERLY INFORMATION

SUMMARY OF QUARTERLY INFORMATION

The following is a table of financial data for each quarter of fiscal 1995 and 1994. The Company's business is influenced by seasonal weather conditions and the timing of approved base utility tariff rate changes. The effect on utility earnings of variations in revenues caused by abnormal weather is largely miti-gated by operation of a weather normalization adjustment contained in the Company's tariff.

------------------------------------------------------------------------------
                                First      Second       Third       Fourth
                               Quarter     Quarter     Quarter      Quarter
------------------------------------------------------------------------------
                              (Thousands of Dollars Except Per Share Data)
1995
 Operating revenues              358,348     481,615     217,696      158,625
 Operating income (loss)          55,153      85,902       6,326       (8,871)
 Income (loss) applicable to
  common stock                    42,753      73,555      (6,188)     (18,622)
 Per common share:
  Earnings (loss) (a)               0.90        1.53       (0.13)       (0.38)
  Dividends declared              0.3475      0.3475      0.3475       0.3475
------------------------------------------------------------------------------
1994
 Operating revenues              371,478     548,970     240,661      177,521
 Operating income (loss)          53,125      83,561       4,085       (6,467)
 Income (loss) applicable to
  common stock                    42,073      73,465      (7,690)     (20,815)
 Per common share:
  Earnings (loss) (a)               0.90        1.57       (0.16)       (0.44)
  Dividends declared              0.3375      0.3375      0.3375       0.3375
------------------------------------------------------------------------------

(a) Quarterly earnings per share are based on the average number of shares out-standing during the quarter. Because of the increasing number of common shares outstanding in each quarter, the sum of quarterly earnings per share does not equal earnings per share for the year.

SUMMARY OF QUARTERLY STOCK INFORMATION

----------------------------------------------------
                      First  Second   Third  Fourth
                     Quarter Quarter Quarter Quarter
----------------------------------------------------
1995
 High                25 3/8  24 3/4  26 3/8  26 3/8
 Low                 21 1/2  22      23 3/4  23 1/4
 Close               22 1/4  24 1/8  26 1/4  24 5/8
 Shares Traded (000)  2,695   3,977   2,543   3,219
----------------------------------------------------
1994
 High                27 1/2  28 7/8  25 1/8  25 3/4
 Low                 24 7/8  23      22 1/8  23 1/2
 Close               27 3/8  23 3/4  24 3/8  24 7/8
 Shares Traded (000)  3,978   2,542   2,206   1,931
----------------------------------------------------

SUMMARY OF SELECTED FINANCIAL DATA AND STATISTICS

----------------------------------------------------------------------------------------
For Year Ended September 30,        1995        1994        1993        1992       1991
----------------------------------------------------------------------------------------
                                  (Thousands of Dollars Except Per Share Data)
INCOME SUMMARY
Operating revenues
  Utility sales               $1,152,331  $1,279,638  $1,145,315  $1,038,061  $ 951,711
  Gas production and other        63,953      58,992      60,189      36,799     25,550
----------------------------------------------------------------------------------------
Total operating revenues       1,216,284   1,338,630   1,205,504   1,074,860    977,261
Operating expenses
  Cost of gas                    446,559     560,657     466,573     402,137    373,048
  Operation and maintenance      381,194     381,696     363,792     333,984    302,171
  Depreciation and depletion      72,020      69,611      64,779      73,930     42,644
  General taxes                  134,718     150,743     144,827     135,549    136,245
  Federal income tax              43,283      41,619      42,433      30,812     27,017
----------------------------------------------------------------------------------------
Operating income                 138,510     134,304     123,100      98,448     96,136
Income (loss) from energy
 services investments              9,458       5,689       1,150      (1,041)       136
Gain on sale of investment
 in Canadian gas company              --          --      20,462          --         --
Write-off of investment in
 propane company                      --          --     (17,617)         --         --
Other, net                        (4,309)     (2,338)     (3,379)      2,935      2,949
Federal income tax benefit         1,243         921         950       1,593      3,050
----------------------------------------------------------------------------------------
Interest charges                  53,067      51,192      48,103      42,062     40,462
----------------------------------------------------------------------------------------
Net income                        91,835      87,384      76,563      59,873     61,809
Dividends on preferred stock         337         351         364       2,078      3,847
----------------------------------------------------------------------------------------
Income available for common
 stock                        $   91,498  $   87,033  $   76,199  $   57,795  $  57,962
----------------------------------------------------------------------------------------
FINANCIAL SUMMARY
Common stock information
  Per share
   Earnings ($)                     1.90        1.85        1.73        1.35       1.45
   Cash dividends declared
    ($)                             1.39        1.35        1.32        1.29       1.27
   Book value, year-end ($)        16.94       16.27       15.55       14.56      14.37
   Market value, year-end
    ($)                           24 5/8      24 7/8      25 3/4      22 3/8     20 5/8
  Average shares outstanding
   (000)                          48,211      46,980      44,042      42,882     39,894
  Shareholders                    33,669      35,233      30,925      31,367     30,749
  Daily average shares
   traded                         49,100      42,100      33,100      26,900     30,500
Capital expenditures ($)         214,006     199,572     204,514     173,467    147,745
Total assets ($)               2,116,922   2,029,074   1,897,847   1,748,027  1,717,493
Common equity ($)                826,290     774,236     721,076     632,254    607,573
Preferred stock, redeemable
 ($)                               6,900       7,200       7,500       7,800     44,467
Long-term debt ($)               720,569     701,377     689,300     682,031    685,413
Total capitalization ($)       1,553,759   1,482,813   1,417,876   1,322,085  1,337,453
Earnings to fixed charges
 (times)                            3.17        3.21        3.19        2.86       2.95
----------------------------------------------------------------------------------------
UTILITY OPERATING STATISTICS
Gas data (MDTH)
  Firm sales                     123,356     133,513     128,972     122,476    108,694
  Other gas and
   transportation sales           49,910      42,392      25,032      23,706     15,963
  Maximum daily capacity,
   year-end                        1,256       1,256       1,258       1,199      1,179
  Maximum daily sendout              963       1,022         915         904        837
Total active meters (000)          1,125       1,122       1,119       1,117      1,111
Heating customers (000)              454         446         441         436        428
Degree days                        4,240       4,974       4,802       4,659      3,971
  Colder (Warmer) than
   normal (%)                      (11.2)        3.1          --        (4.0)     (19.0)
----------------------------------------------------------------------------------------